Execution Copy

                        ASSET AND LAND PURCHASE AGREEMENT

                                     BETWEEN


                         SHERATON DESERT INN CORPORATION

                   STARWOOD HOTELS AND RESORTS WORLDWIDE, INC.

                           SHERATON GAMING CORPORATION

                        SUN INTERNATIONAL HOTELS LIMITED

                                       AND

                         SUN INTERNATIONAL NEVADA, INC.

                                   Dated as of
                                  May 17, 1999

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                                TABLE OF CONTENTS

                                    ARTICLE I

                              Terms and Definitions

SECTION 1.1  Terms and Definitions . . . . . . . . . . . . . . .1
SECTION 1.2  Terms and Usage Generally . . . . . . . . . . . . 11

                                   ARTICLE II

                 Purchase and Sale of and Description of Assets

SECTION 2.1  Purchase and Sale.. . . . . . . . . . . . . . . . 11
SECTION 2.2  Description of Assets . . . . . . . . . . . . . . 12
SECTION 2.3  Description of Excluded Assets. . . . . . . . . . 16

                                   ARTICLE III

                     Contracts and Liabilities To Be Assumed

SECTION 3.1  Contracts . . . . . . . . . . . . . . . . . . . . 18
SECTION 3.2  Assumed Liabilities . . . . . . . . . . . . . . . 18
SECTION 3.3  Consents. . . . . . . . . . . . . . . . . . . . . 19

                                   ARTICLE IV

                                 Purchase Price

SECTION 4.1  Purchase Price. . . . . . . . . . . . . . . . . . 20
SECTION 4.2  Payment of Purchase Price; Extension Amount . . . 20
SECTION 4.3  Disbursement of Deposit.. . . . . . . . . . . . . 21
SECTION 4.4  Purchase Price Adjustment . . . . . . . . . . . . 22

                                    ARTICLE V

                            Confidential Information

SECTION 5.1  Confidentiality . . . . . . . . . . . . . . . . . 24

                                   ARTICLE VI

                        Representations and Warranties of
                           each of Parents and Seller

SECTION 6.1  Parents' and Seller's Representations and
               Warranties. . . . . . . . . . . . . . . . . . . 25
SECTION 6.2  No Implied Representations. . . . . . . . . . . . 32
SECTION 6.3  Survival of Seller's Warranties . . . . . . . . . 33

                                   ARTICLE VII

                 Representations and Warranties of SUN and Buyer

SECTION 7.1  SUN's and Buyer's Representations and
               Warranties. . . . . . . . . . . . . . . . . . . 34
SECTION 7.2  Survival of Buyer's and SUN'S Representations
               and Warranties. . . . . . . . . . . . . . . . . 35

                                  ARTICLE VIII

                                 Title Insurance

SECTION 8.1  Title Policies and Exceptions . . . . . . . . . . 35

                                   ARTICLE IX

                      Conduct of Business Prior to Closing

SECTION 9.1  Seller's Conduct. . . . . . . . . . . . . . . . . 37
SECTION 9.2  Operating Restrictions. . . . . . . . . . . . . . 39

                                    ARTICLE X

                          Other Pre-Closing Obligations

SECTION 10.1  Access; Observers. . . . . . . . . . . . . . . . 42
SECTION 10.2  No Control . . . . . . . . . . . . . . . . . . . 43
SECTION 10.3  Hart-Scott-Rodino Filing . . . . . . . . . . . . 43
SECTION 10.4  Cooperation. . . . . . . . . . . . . . . . . . . 44
SECTION 10.5  Gaming and Other Licenses. . . . . . . . . . . . 44
SECTION 10.6  Best Efforts . . . . . . . . . . . . . . . . . . 45
SECTION 10.7  Notice . . . . . . . . . . . . . . . . . . . . . 45
SECTION 10.8  Parcel Map Requirement . . . . . . . . . . . . . 45
SECTION 10.9  Additional Agreements of Seller. . . . . . . . . 45

                                   ARTICLE XI

                              Conditions to Closing

SECTION 11.1  Buyer's Conditions . . . . . . . . . . . . . . . 46
SECTION 11.2  Seller's Conditions. . . . . . . . . . . . . . . 48
SECTION 11.3  Frustration of Closing Conditions. . . . . . . . 49

                                   ARTICLE XII

                                     Escrow

SECTION 12.1  Escrow . . . . . . . . . . . . . . . . . . . . . 50
SECTION 12.2  Investment . . . . . . . . . . . . . . . . . . . 50

                                  ARTICLE XIII

                                     Closing

SECTION 13.1  Time; Location.. . . . . . . . . . . . . . . . . 51
SECTION 13.2  Recordation of Deeds . . . . . . . . . . . . . . 51
SECTION 13.3  Payment of Closing Date Amount.. . . . . . . . . 51
SECTION 13.4  Certain Expenses . . . . . . . . . . . . . . . . 52
SECTION 13.5  Transfer of Possession . . . . . . . . . . . . . 52

                                   ARTICLE XIV

                       [Intentionally Omitted] . . . . . . . . 52

                                   ARTICLE XV

                            Survival; Indemnification

SECTION 15.1  Survival . . . . . . . . . . . . . . . . . . . . 52
SECTION 15.2  Indemnification. . . . . . . . . . . . . . . . . 52
SECTION 15.3  Calculation of Losses. . . . . . . . . . . . . . 53
SECTION 15.4  Procedures Relating to Indemnification . . . . . 53
SECTION 15.5  Other Claims . . . . . . . . . . . . . . . . . . 54
SECTION 15.6  Exclusivity. . . . . . . . . . . . . . . . . . . 55
SECTION 15.7  No Consequential Damages . . . . . . . . . . . . 55

                                   ARTICLE XVI

                                   Termination

SECTION 16.1  Grounds for Termination. . . . . . . . . . . . . 55
SECTION 16.2  Effect of Termination. . . . . . . . . . . . . . 56
SECTION 16.3  Liquidated Damages.. . . . . . . . . . . . . . . 57
SECTION 16.4  Survival . . . . . . . . . . . . . . . . . . . . 58

                                  ARTICLE XVII

                         Collection of Chips and Tokens;
                            Baggage and Safe Deposits

SECTION 17.1  Collection of Chips and Tokens . . . . . . . . . 58
SECTION 17.2  Baggage. . . . . . . . . . . . . . . . . . . . . 59
SECTION 17.3  Safe Deposits. . . . . . . . . . . . . . . . . . 59
SECTION 17.4  Valet Parking. . . . . . . . . . . . . . . . . . 59

                                  ARTICLE XVIII

                  Loss by Fire or Other Casualty; Condemnation

SECTION 18.1  Fire or Other Casualty; Condemnation . . . . . . 60

                                   ARTICLE XIX

                      Employee and Employee Benefit Matters

SECTION 19.1  Salaries and Benefits. . . . . . . . . . . . . . 61
SECTION 19.2  Multiemployer Plan . . . . . . . . . . . . . . . 62

                                   ARTICLE XX

                                  Miscellaneous

SECTION 20.1  Entire Agreement . . . . . . . . . . . . . . . . 65
SECTION 20.2  Notices. . . . . . . . . . . . . . . . . . . . . 65
SECTION 20.3  Governing Law. . . . . . . . . . . . . . . . . . 66
SECTION 20.4  Successors and Assigns . . . . . . . . . . . . . 66
SECTION 20.5  Closing Costs. . . . . . . . . . . . . . . . . . 66
SECTION 20.6  Attorneys' Fees. . . . . . . . . . . . . . . . . 67
SECTION 20.7  Amendments . . . . . . . . . . . . . . . . . . . 67
SECTION 20.8  Further Assurances . . . . . . . . . . . . . . . 67
SECTION 20.9  Headings . . . . . . . . . . . . . . . . . . . . 67
SECTION 20.10 Non-Waiver . . . . . . . . . . . . . . . . . . . 67
SECTION 20.11 No Third Party Benefitted. . . . . . . . . . . . 67
SECTION 20.12 Publicity; No Recordation. . . . . . . . . . . . 68
SECTION 20.13 Counterparts . . . . . . . . . . . . . . . . . . 68
SECTION 20.14 Severability . . . . . . . . . . . . . . . . . . 68
SECTION 20.15 Exhibits and Schedules . . . . . . . . . . . . . 68
SECTION 20.16 Finder's Fees. . . . . . . . . . . . . . . . . . 68
SECTION 20.17 Cooperation. . . . . . . . . . . . . . . . . . . 69
SECTION 20.18 Consent to Jurisdiction. . . . . . . . . . . . . 69

EXHIBITS

Exhibit 10.6(b)-1   Timeshare Joint Venture Agreement
Exhibit 10.6(b)-2   Golf Course Management Agreement
Exhibit 10.6(b)-3   Marketing Alliance Agreement

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                                                                  Execution Copy

                        ASSET AND LAND PURCHASE AGREEMENT

            This Asset and Land Purchase Agreement ("Agreement") is made and entered into as of May 17, 1999 ("Effective Date") by and between Sheraton Desert Inn Corporation, a Nevada corporation ("SDIC" or "Seller"), Starwood Hotels and Resorts Worldwide, Inc., a Maryland corporation ("Starwood"), Sheraton Gaming Corporation, a Nevada corporation ("SGC", and together with Starwood, the "Parents"), Sun International Hotels Limited, an international business company organized under the laws of the Commonwealth of the Bahamas ("SUN") and Sun International Nevada, Inc., a Nevada corporation and a wholly-owned subsidiary of SUN ("Buyer"), with reference to the following facts:

      A. SDIC and its affiliates own the Assets (as defined below).

      B. SDIC and its affiliates desire to sell, and each of the Parents desires to cause SDIC and its affiliates to sell, the Assets to Buyer and Buyer desires to purchase, and SUN desires to cause Buyer to purchase, the Assets and to assume certain liabilities associated with the Assets and certain other liabilities, on the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                              Terms and Definitions

      SECTION 1.1 Terms and Definitions.

            (a) As used in this Agreement, the following terms shall have the following meanings:

            "Accountant" means Arthur Andersen LLP or such other nationally recognized independent public accounting firm selected by Seller and reasonably acceptable to Buyer and Seller.

            "Accrued Interest" has the meaning set forth in Section 4.1(a).

            "ACSM" has the meaning set forth in Section 8.1(e).

            "Adjusted Purchase Price" has the meaning set forth in Section
4.4(c).

            "Affiliate" or "affiliate" means, in respect of any Person, another Person which owns, controls, is controlled by or is under common control with such Person, including any subsidiary or parent.

            "Agreement" has the meaning set forth in the introductory paragraph hereof.

            "ALTA" has the meaning set forth in Section 8.1(e).

            "Applicable Interest Rate" has the meaning set forth in Section 4.1(a).

            "Applicable Accrued Deposit" means an amount equal to the sum of (x) $15,000,000 and (y) the product of (i) $15,000,000, (ii) a fraction, the numerator of which shall be the number of days in the period from and including date on which the Deposit is placed in the Escrow to but excluding the Closing Date, and the denominator of which shall be 365 and (iii) a rate of interest equal to one-half (1/2) of the average rate of interest per annum for one-year U.S. Treasury Notes for such period.

            "Assets" has the meaning set forth in Section 2.1.

            "Assumed Contracts" has the meaning set forth in Section 3.1.

            "Assumed Liabilities" has the meaning set forth in Section 3.2(a).

            "Balance Sheet" has the meaning set forth in Section 4.4(d).

            "Business" means the hotel, casino (gaming), convention, meeting, restaurant, bar, golf course, spa and recreational facilities and functions of The Desert Inn Resort & Casino in Las Vegas, Nevada, and all marketing and sales offices or other property owned, leased or occupied by SDIC, its subsidiaries or affiliates relating to the Business whether on or away from the Business Premises.

            "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in New York or Nevada are authorized by law to close.

            "Business Premises" means and includes the Real Estate and all sales offices or real property owned, leased or occupied by SDIC or its subsidiaries or affiliates used solely in connection with the Business, whether on or away from the Real Estate. To the extent not located on the Real Estate, the Business Premises are listed in Schedule 2.2(f).

            "Buyer" has the meaning set forth in the introductory paragraph hereof.

            "Buyer's Closing Conditions" has the meaning set forth in Section 11.1.

            "Buyer Material Adverse Effect" has the meaning set forth in Section 7.1(c).

            "Caesars Closing Date" has the meaning set forth in Section 4.1(a).

            "Caesars World Agreement" means the Stock Purchase Agreement entered into as of April 27, 1999, by and among Starwood, certain wholly owned subsidiaries of Starwood and Park Place Entertainment Corp., a Delaware corporation.

            "Closing" has the meaning set forth in Section 13.1.

            "Closing Date" has the meaning set forth in Section 13.1.

            "Closing Date Amount" means the Purchase Price plus or minus the estimated adjustment being made pursuant to Section 4.4.

            "Closing Working Capital" has the meaning set forth in Section
4.4(a).

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Collective Bargaining Agreement" has the meaning set forth in
Section 19.1.

            "Confidential Information" has the meaning set forth in Section 5.1(b).

            "Corner Land" has the meaning set forth in Section 2.2(b).

            "Country Club Lane" means the real property described on Schedule 1.1(a).

            "Current Assets" has the meaning set forth in Section 4.4(d).

            "Current Liabilities" has the meaning set forth in Section 4.4(d).

            "Deeds" means collectively, the deeds to be delivered pursuant to
Section 11.1(c).

            "Deposit" has the meaning set forth in Section 4.2(a).

            "DIIC" has the meaning set forth in Section 2.2(m).

            "DIIC Land" has the meaning set forth in Section 8.1(c).

            "Dio Drive Vacated Area" means the real property described on
Schedule 1.1(b).

            "Effective Date" has the meaning set forth in the introductory paragraph hereof.

            "Environmental Claim" means any claim for any Loss, liability, cost or expense, including damage to or restoration of natural resources, administrative or regulatory oversight costs, consultants' fees and expenses, medical monitoring costs and property value diminution, asserted by any third Person, including any governmental authority, and arising under Environmental Law.

            "Environmental Laws" means all Federal, state and local laws, rules, regulations, decrees, ordinances and orders which regulate the treatment, management, storage or use of Hazardous Materials or the release of Hazardous Materials to the environment, or impose requirements relating to environmental protection or restoration or to public or employee health and safety.

            "ERISA" has the meaning set forth in Section 19.2(b).

            "Escrow" has the meaning set forth in Section 12.1.

            "Escrowee" means Nevada Title Company, 3320 W. Sahara Avenue, Las Vegas, Nevada 89102, Attention: Mr. Frank Brader, Title Officer and Troy Lochhead, Escrow Officer.

            "Excluded Assets" has the meaning set forth in Section 2.3.

            "Excluded Liabilities" has the meaning set forth in Section 3.2(b).

            "Extension Amount" has the meaning set forth in Section 4.2(c).

            "GAAP" has the meaning set forth in Section 4.4(d).

            "Gaming Equipment" means "associated equipment" as defined in NRS
Section 463.0136, "gaming devices" as defined in NRS Section 463.0155, gaming tables, keno and sports book furniture and equipment and all other equipment and paraphernalia, including (subject to those exclusionary provisions of Section 2.2(g) concerning proprietary hardware and software) computer equipment and computer software owned or licensed by SDIC or its subsidiaries or affiliates and used in the conduct of gaming on the Business Premises.

            "Gaming Licenses" has the meaning set forth in Section 10.5.

            "Gaming Receivable" means any "Credit instrument", as such term is defined in Chapter 463 of NRS or any successor statute thereto.

            "Golf Course Management Agreement" has the meaning set forth in
Section 9.1(i).

            "Hazardous Materials" means any (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous materials, wastes or substances, toxic wastes or substances; and (b) any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "acute hazardous waste," "extremely hazardous waste," "restricted hazardous waste," "toxic substances," "toxic chemicals," "infectious wastes," "contaminants" or "pollutants" or words of similar import under any applicable Environmental Law or otherwise regulated under applicable Environmental Law.

            "HSR Act" has the meaning set forth in Section 10.3.

            "Indemnified Party" has the meaning set forth in Section 15.3.

            "Intangible Property" has the meaning set forth in Section 2.2(j).

            "Inventoried Baggage" has the meaning set forth in Section 17.2.

            "Inventoried Vehicles" has the meaning set forth in Section 17.4.

            "Inventories" has the meaning set forth in Section 2.2(q).

            "ITT" means ITT Corporation, a Nevada corporation.

            "knowledge" means, as of any date of determination, (a) with respect to Seller, the actual knowledge or awareness, as of such date, of Peter Boynton, Robert Pearson, Mark Lefever, Thomas Smock or Kathy Moore and (b) with respect to Buyer, the actual knowledge or awareness, as of such date, of Howard Kerzner, Charles Adamo or John Allison. The words "know", "knowing" and "known" shall be construed accordingly.

            "Legal Requirements" means any applicable law, statute, treaty, ordinance, code, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities having jurisdiction over the Real Estate (including, for purposes hereof, any local Board of Fire Underwriters), the Assets, the Business or over the operation thereof.

            "Licenses" has the meaning set forth in Section 10.5.

            "Losses" has the meaning set forth in Section 15.2.

            "Marketing Alliance Agreement" has the meaning set forth in Section 10.6(b).

            "Material Adverse Effect" means a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Business or the Assets taken as a whole, including the revocation or failure to obtain any Gaming License or any permit or license necessary or required for the continued operation of the Casino, but shall exclude any effect to the extent resulting from (i) any condition or event that adversely affects the gaming industry generally or the gaming industry in Nevada, (ii) general economic conditions, (iii) the implementation of California Proposition No. 5 or the proposal, passage or implementation of any similar law or initiative or (iv) the proposal or passage of any law or other initiative restricting or adversely affecting the conduct of gaming operations generally.

            "Material Damage" means unrepaired damage as a result of fire or other casualty to all or any Material Portion of the Business Premises or the Assets such that the cost to replace or repair such damaged Business Premises and Assets exceeds $50,000,000 or which results in any Material Portion of the Business Premises or the Assets being unusable for a period in excess of six months.

            "Material Portion" means (i) all or any portion of the Business Premises that represents at least 15% of the assessed value for tax purposes of the Real Estate or (ii) 5% or more of the Corner Land.

            "Multiemployer Plans" has the meaning set forth in Section 19.2(a).

            "Nevada Gaming Authorities" means the Nevada State Gaming Control Board, the Nevada Gaming Commission and the Clark County Liquor and Gaming Licensing Board.

            "Nevada Power Land" means the real property subject to the Nevada Power Sale Agreement, and consisting of a portion of the Corner Land, as more fully set forth in Schedule 2.2(a).

            "Nevada Power Sale Agreement" means that certain Property Agreement between Nevada Power Company and SDIC, fully executed as of March 21, 1997, relating to the Nevada Power Land.

            "Notice of Disagreement" has the meaning set forth in Section
4.4(b).

            "NRS" means Nevada Revised Statutes.

            "Out Parcel" means the real property described on Schedule 1.1(c).

            "Outside Date" has the meaning set forth in Section 13.1.

            "Parcel Map" has the meaning set forth in Section 6.1(z).

            "parent" means a corporation, trust, partnership, limited partnership, limited liability company or other entity or person which directly or indirectly holds more than 50% of the beneficial equity interest in or voting control of another such entity. Such other entity shall be deemed the Subsidiary or subsidiary of its parent.

            "Parents" has the meaning set forth in the introductory paragraph hereto.

            "Permits" has the meaning set forth in Section 6.1(e).

            "Permitted Exceptions" has the meaning set forth in Section 8.1(a).

            "Permitted Liens" has the meaning set forth in Section 6.1(u).

            "Person" means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, cooperative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such person, as the context may require.

            "Personal Property" has the meaning set forth in Section 2.2(h).

            "Property Taxes" means real, personal and intangible property taxes and assessments, together with any interest, penalty or other additional amount imposed by a taxing authority.

            "PUC" has the meaning set forth in Section 2.2(m).

            "Purchase Price" has the meaning set forth in Section 4.1(a).

            "Real Estate" has the meaning set forth in Section 2.2(a).

            "Receivables" means all of Seller's and its subsidiaries' and affiliates' accounts receivable, notes and loans receivable, Gaming Receivables, Real Estate tenant receivables and ledger receivables and other accounts generated by or otherwise relating to the Assets.

            "Recording Instructions" has the meaning set forth in Section 4.3.

            "Representatives" has the meaning set forth in Section 5.1(a) hereof.

            "Required Records" has the meaning set forth in Section 2.2(n).

            "Residential Real Estate" has the meaning set forth in Section
2.2(c).

            "SGC" has the meaning set forth in the introductory paragraph hereof.

            "SDIC" has the meaning set forth in the introductory paragraph hereof.

            "Seller" has the meaning set forth in the introductory paragraph hereof.

            "Seller's Closing Conditions" has the meaning set forth in Section 11.2.

            "Sheraton" means ITT Sheraton Corporation, a Delaware corporation.

            "Starwood" has the meaning set forth in the introductory paragraph hereof.

            "Statement" has the meaning set forth in Section 4.4(a).

            "Stock" has the meaning set forth in Section 2.2(m).

            "Subsidiary" or "subsidiary" means a corporation, trust, partnership, limited partnership, limited liability company, or other entity more than 50% of the beneficial equity interest in or voting control of which is directly or indirectly held by another person or entity. Such other person or entity shall be deemed the "Parent" or "parent" of its subsidiary.

            "Survey" has the meaning set forth in Section 8.1(a).

            "Tax" means any income, gross receipts, sales, use, real estate, ad valorem, transfer, franchise, withholding, payroll, employment, excise, severance, occupation, premium or property tax or other like assessment or charge of any kind whatsoever, together with any interest, penalty or other additional amount imposed by any taxing authority.

            "Third Party Claim" has the meaning set forth in Section 15.4(a).

            "Timeshare Joint Venture Agreement" has the meaning set forth in
Section 10.6(b).

            "Title Insurer" has the meaning set forth in Section 8.1(c).

            "Title Policies" has the meaning set forth in Section 8.1(c).

            "Title Report" has the meaning set forth in Section 8.1(a).

            "Transferred Software Programs" has the meaning set forth in Section 2.2(h).

            "Transfer Time" has the meaning set forth in Section 13.1.

            "Union Employees" has the meaning set forth in Section 9.2(k).

            "WC Amount" has the meaning set forth in Section 4.4(c).

            "Working Capital" has the meaning set forth in Section 4.4(d).

      SECTION 1.2 Terms and Usage Generally. The definitions referred to in
Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a Person are also to its successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and references to all attachments thereto and instruments incorporated therein.

                                   ARTICLE II

                 Purchase and Sale of and Description of Assets

      SECTION 2.1 Purchase and Sale. Subject to the terms and provisions of this Agreement, each of SDIC, its subsidiaries and affiliates shall, and each of the Parents shall cause each of the foregoing to, sell, convey, transfer and assign to Buyer at the Closing, free and clear of all liens and encumbrances (except Permitted Exceptions and Permitted Liens), and Buyer shall purchase from SDIC or such subsidiaries or affiliates (w) all of the tangible and intangible assets owned by SDIC or such subsidiaries or affiliates and constituting, associated with or used or usable in connection with the ownership or operation of the Business existing as of the Effective Date, whether or not such assets are located on or about the Business Premises, as augmented or diminished as permitted by Section 9.2 in the ordinary course of the operation of the Business between the Effective Date and the Transfer Time and all tangible and intangible assets owned by SDIC or such subsidiaries or affiliates which are necessary to cause all of Parents' and Seller's representations, warranties and covenants contained herein to be materially true and correct as of the Closing Date, except the Excluded Assets, (x) the Stock, (y) the Corner Land and (z) the Residential Real Estate (collectively, the "Assets"), including those items described in Section 2.2.

      SECTION 2.2 Description of Assets. The term "Assets" shall include:

            (a) fee simple title to the real property described on Schedule 2.2(a)(i), together with all buildings, improvements and fixtures (other than such fixtures which are leased) located thereon, and all of SDIC's right, title and interest in and to all hereditaments and rights appurtenant thereto, including (i) any easements or rights of way pertaining to or benefitting such real property, (ii) all water rights, air rights and mineral, oil, gas and other hydrocarbon substance rights owned by SDIC or such subsidiary's or affiliate's with respect to such real property and (iii) any interest in streets, alleys, advantages, and any strips or gores appurtenant thereto, if, and to the extent, included within the perimeter boundaries of such real estate (collectively, the "Real Estate"), subject in each case to the Permitted Exceptions; provided, however, that Seller is making no representations and warranties as to the status of title with respect to the Dio Drive Vacated Area, Country Club Lane and the Out Parcel beyond those implied under Nevada Law by the grant, bargain and sale deed);

            (b) fee simple title to the Corner Land, excluding the Nevada Power Land. As used herein, the "Corner Land" means (i) the real property described in
Schedule 2.2(b), together with all buildings, improvements and fixtures (excluding leased fixtures) located thereon, and (ii) all of SDIC's right, title and interest in and to all hereditaments and rights appurtenant thereto, including (A) any easements or other rights of way pertaining to or benefitting such real property, (B) all water rights, air rights and mineral, oil, gas and other hydrocarbon substance rights owned by SDIC with respect to such real property and (C) any interest in streets, alleys, advantages, and any strips or gores appurtenant thereto, subject in each case to the Permitted Exceptions;

            (c) fee simple title to those certain parcels of real property located in the County of Clark, State of Nevada, and more particularly described on Schedule 2.2(c), together with all buildings, improvements and fixtures located thereon, and all of SDIC's right, title and interest in and to all hereditaments and rights appurtenant thereto, including (i) any easements or rights of way pertaining to or benefitting such real property, (ii) all water rights, air rights and mineral, oil, gas and other hydrocarbon substance rights owned by SDIC with respect to such real property and (iii) any interest in streets, alleys, advantages, and any strips or gores appurtenant thereto, if, and to the extent, included within the perimeter boundaries of such real estate (collectively, the "Residential Real Estate"), subject in each case to the Permitted Exceptions;

            (d) fee simple title to any real property contiguous to the Real Estate, Corner Land and Residential Real Estate owned by SDIC or its subsidiaries or affiliates as of the Effective Date, and located within the area bounded by Las Vegas Boulevard, Sands Avenue, Paradise Road and Desert Inn Arterial;

            (e) subject to the Timeshare Joint Venture Agreement, all of SDIC's right, title and interest in and to any development rights of SDIC or its affiliates appurtenant to the Real Estate, the Corner Land and Residential Real Estate;

            (f) all right, title and interest in the Business Premises not located on the Real Estate, the Corner Land and Residential Real Estate, if any, as described in Schedule 2.2(f);

            (g) all right, title and interest to any Gaming Equipment;

            (h) all right, title and interest of SDIC or any of its affiliates in and to all machinery, equipment, furniture, office equipment, telephone and communications equipment, restaurant equipment, consumables, inventory, merchandise, linen, utensils, liquor, food, vehicles, storage tanks, spare and replacement parts, fuel, cleaning and office supplies and other tangible property (other than Gaming Equipment) located on the Real Estate, the Corner Land or the Residential Real Estate, including personal computers and computer hardware and related transferable software non-proprietary of SDIC, its subsidiaries or affiliates (the "Transferred Software Programs"), but excluding
(i) any and all proprietary computer hardware or software of SDIC, its subsidiaries or affiliates (including Starwood's Reservation software and SDIC's "forecasting program" financial analysis software), (ii) any and all proprietary operating manuals and other information and materials belonging to SDIC, its subsidiaries or affiliates and (iii) any copyrights relating to any such software, information and materials (collectively, and together with the Gaming Equipment, the "Personal Property");

            (i) to the extent assignable, all Permits affecting or relating to the Business or the Assets;

            (j) all right, title and interest of SDIC or any of its affiliates to any and all copyrights, trademarks, trade names, service marks, displays, symbols, color arrangements, designs, logos, applications, registrations and other intangible personal property used or held for use in the operation of the Business and/or the Assets, including "Desert Inn" and any derivative names or marks and all logos, designs and other intellectual property related thereto (but excluding "Sheraton", "ITT", "Caesars", "ITT Sheraton Luxury Collection" and any derivative names or marks and all logos, designs and other intellectual property related thereto), and related applications and registrations, if any, and all other intangible property or rights, and all goodwill associated therewith, directly or indirectly relating thereto or used in the ownership, use or operation of the Business or the Assets, (collectively, the "Intangible Property");

            (k) all right, title and interest of SDIC or any of its affiliates in and to all benefits arising after the Transfer Time, if any, from contracts, agreements, leases, licenses, commitments, sale and purchase orders and other items included in the Assumed Contracts, including all contracts, leases, agreements, claims and rights (and benefits arising therefrom) with or against all persons whomsoever, relating to the Business or the Assets or any portion thereof, including all warranties, guaranties, indemnities, development agreements, supply agreements, service agreements and/or franchise agreements, if any, and all leases of personal property, regardless of whether SDIC or its subsidiaries or affiliates is lessee or lessor thereunder, including matters of public record;

            (l) all plans, specifications, drawings, renderings, models and photographs relating to the improvements located on the Real Estate and the Residential Real Estate, or any proposed improvements on the Corner Land, that are in the possession or control of SDIC or its subsidiaries or affiliates and that are not proprietary to any third party, including those commissioned or prepared in connection with the recent renovation of the improvements on the Real Estate, and, to the extent transferable, any and all warranties given to SDIC or its subsidiaries or affiliates by suppliers and traders in connection with such renovations;

            (m) all issued and outstanding shares of common stock, $100 par value per share (the "Stock"), of Desert Inn Improvement Co., a Nevada corporation and a wholly owned subsidiary of SGC ("DIIC") and the corporate minute books and stock records and business records of DIIC; provided, however, that the parties hereto acknowledge that DIIC is a "Public Utility" in accordance with the provisions of NRS Sections 704.020 and 704.329 and sale and transfer of the Stock contemplated hereby, which constitutes more than twenty-five percent of the outstanding shares of DIIC, requires prior authorization of the Nevada Public Utilities Commission ("PUC");

            (n) all books and records required by the Nevada Gaming Authorities to be maintained at the Business Premises, and copies (Seller may retain the originals) of such other books and records, if any, which are necessary for the ongoing operations of the Business after the Transfer Time (including only such employee records as it is lawful to transfer) (collectively, the "Required Records");

            (o) all advance reservations, bookings and room deposits applicable to any period following the Closing, and originals of casino credit files with respect to the casino operations, and any telephone numbers used exclusively in connection with the Business;

            (p) all customer lists relating to the Business prepared in accordance with Section 9.1(h);

            (q) all inventory purchased by SDIC or any of its affiliates in the ordinary course of business and then located on the Business Premises ("Inventories");

            (r) all of SDIC's cash on hand and/or on deposit in banks or other financial institutions, trade deposits, prepaid rent, security deposits or other pre-expenses paid by SDIC, its subsidiaries or affiliates, and rights arising therefrom, cash equivalents, coins and marketable securities, whether or not such assets relate to SDIC's ownership of Assets or SDIC's operation of the Business; and

            (s) all Receivables existing as of the Transfer Time, including the Receivable arising from Seller's sale of the Nevada Power Land not theretofore paid.

      SECTION 2.3 Description of Excluded Assets. Seller shall not, and shall not cause its subsidiaries or affiliates to, sell, convey, transfer or assign to Buyer, and Buyer shall not purchase or acquire from Seller, any of the following assets, which shall remain the sole and exclusive property of Seller (collectively, the "Excluded Assets"):

            (a) all proprietary computer hardware and software of Seller, Sheraton and its affiliates, including Starwood's Reservation software and SDIC's "forecasting program" financial analysis software and any copyrights relating to any such software, and any Intangible Property involving the names "Sheraton," "ITT," "Caesars," "ITT Sheraton Luxury Collection," including any derivative names and related marks, designs or logos and all proprietary operating manuals and related knowhow;

            (b) all of SDIC's right, title and interest in and to all books and records, in whatever medium, including digitally or magnetically stored data, files relating to the Business or the Assets, including all financial statements, certified financial reports, gaming tax returns (including supporting , originals of all credit reports and files, including casino files and all books and accounting records relating to the Business or the Assets in the possession or control of SDIC and its subsidiaries and affiliates, save and except the Required Records; provided that upon reasonable request by Buyer, Buyer shall be provided with access and the right to copy the portions of such records that reasonably relate to the Business or the Assets;

            (c) all corporate charter, minute and stock record books, corporate seals and tax returns and supporting schedules and documents of Sheraton or SDIC or its subsidiaries or affiliates relating to the Business, and all refunds, claims, entitlements or liabilities for income taxes or other taxes of any type whatsoever which SDIC or its subsidiaries or affiliates may hereafter receive or be responsible for by reason of its ownership of the Assets or operation of the Business prior to the Transfer Time; provided that upon reasonable request by Buyer, Buyer shall be provided with the access and the right to copy the portions of such tax materials that reasonably relate to the Business or the Assets;

            (d) except as otherwise specifically provided for in this Agreement, all insurance policies relating to the Business or the Assets and all rights and claims thereunder, including refund claims;

            (e) all claims and litigation and causes of action, and any tax refunds relating to any of the Excluded Assets;

            (f) all of SDIC's gaming chips and tokens (including all (i) slot machine tokens not currently in circulation and (ii) "reserve" chips, if any, not currently in circulation), except that at Buyer's written election made within six months following the Effective Date, such tokens may be acquired by Buyer at the Closing without further consideration other than Buyer's assumption of SDIC's liability with respect to tokens in circulation;

            (g) any Assets sold or otherwise disposed of in the ordinary course of business and as permitted by Section 9.2 during the period from the Effective Date until the Transfer Time;

            (h) all rights of indemnification, claims and causes of action which relate to the conduct of the Business prior to the Transfer Time, including those arising by operation of law or in equity or otherwise, but excluding warranty claims with respect to the inventory or the equipment described in
Section 2.2(g) or 2.2(h) above, or
product liability against the suppliers or manufacturers thereof; and

            (i) all issued and outstanding shares of common stock of Sheraton Corner Enterprises Corporation, a Nevada corporation, all issued and outstanding shares of common stock of Rimtech Marketing Incorporated, a Nevada corporation, and all issued and outstanding shares of common stock of Sheraton Tunica Corporation, a Delaware corporation.

                                   ARTICLE III

                     Contracts and Liabilities To Be Assumed

      SECTION 3.1 Contracts. The "Assumed Contracts" shall be all contracts, agreements, licenses, leases, commitments, sales and purchase orders and other orders relating to the Assets or Business and those entered into by SDIC or its subsidiaries after the Effective Date and prior to the Closing as permitted by
Section 9.2 hereof.

      SECTION 3.2 Assumed Liabilities.

            (a) Buyer shall assume as of the Transfer Time and shall pay, perform and discharge when due all obligations and liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, of SDIC or its aforementioned subsidiaries or affiliates to the extent arising out of or relating to the Business or the Assets and to the extent arising or accruing after the Transfer Time ("Assumed Liabilities"), including the following (other than any Excluded Liabilities):

            (i) all obligations and liabilities included as Current Liabilities in the calculation of Closing Working Capital pursuant to Section 4.4, including any such Current Liabilities for progressive prizes associated with keno, slot machines and coin operated gaming devices and sportsbook and racebook gaming;

            (ii) all obligations and liabilities of SDIC or its subsidiaries or affiliates under the Assumed Contracts not performed or not required to have been performed as of the Transfer Time;

            (iii) all liabilities to customers with respect to all unrefunded cash deposits paid by such customers to SDIC or its subsidiaries or affiliates prior to the Transfer Time to the extent included as a Current Liability in the calculation of Closing Working Capital pursuant to
      Section 4.4; and

            (iv) all obligations and liabilities relating to Taxes relating to the Business or the Assets with respect to any period ending after the Transfer Time, but to the extent attributable to periods prior to the Transfer Time, only to the extent included as a Current Liability in the calculation of Closing Working Capital pursuant to Section 4.4.

            (b) Buyer shall not assume any of the following obligations and liabilities of Seller or its subsidiaries or affiliates (the "Excluded Liabilities"), all of which shall be retained and paid, performed and discharged when due by Seller or its subsidiaries or affiliates:

            (i) any Loss or liability of Seller or its subsidiaries or affiliates of any nature or description, whether liquidated or contingent, to the extent (A) resulting from events or conditions which occurred or existed prior to the Transfer Time, regardless of whether they are due and payable before or after the Transfer Time or (B) arising out of or relating to the Excluded Assets;

            (ii) any Loss or liability incurred as the result of an Environmental Claim, or any condition requiring correction, investigation, remediation or monitoring under Environmental Law, in either case to the extent arising from facts, conditions or circumstances, known or unknown, occurring or existing at or before the Transfer Time and related in any manner to the Assets; and

            (iii) any Loss or liability relating to current or former employees of the Business (and their eligible dependents and beneficiaries) with respect to employment or benefit plans which accrued on or prior to the Transfer Time, except to the extent specified in Article XIX or included as a Current Liability in the calculation of Closing Working Capital pursuant to Section 4.4.

            (b) Buyer's obligations under this Section 3.2 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any document delivered in connection herewith or any right or alleged right to indemnification hereunder.

      SECTION 3.3 Consents. To the extent that the assignment of any of the Assumed Contracts or other rights(including Permits, except as set forth in Section 11.1(e)) to be transferred hereunder requires the consent of any other party thereto (including Seller or any affiliate thereof), or shall be subject to any option in any other person or entity by virtue of a request for permission to assign or transfer, or by reason of or pursuant to any transfer to Buyer, this Agreement shall not constitute a contract to assign the same if any attempted assignment would be ineffective, impair any material right of Buyer thereunder or give rise to such an option, and Seller and Buyer shall use commercially reasonable efforts to procure consent to any such assignment; provided, however, that in the event that any such consent is not obtained at or prior to the Closing Date, such event shall not cause the Closing to be delayed or constitute a default by Seller of any obligation hereunder or result in a reduction of the Purchase Price. If any such consent is not obtained, or if for any reason any such assignment is not consummated, at Buyer's request, Seller shall reasonably cooperate with Buyer to provide for Buyer the benefit, monetary or otherwise, of any such Assumed Contract or other right, including enforcement of any and all rights of Seller against the other party thereto arising out of any breach or cancellation thereof by such party or otherwise, and, at Buyer's request, by appointing Buyer as Seller's representative and agent thereunder. Any such cooperation \(i) shall be at Buyer's cost and expense and (ii) shall not cause Seller to violate any such Assumed Contract.

                                   ARTICLE IV

                                 Purchase Price

            SECTION 4.1 Purchase Price. (a) In consideration of the foregoing sale, conveyance, transfer and assignment of the Assets, Buyer shall pay to Seller the sum of $275,000,000 plus the sum of (1) if the Closing occurs after the "Closing Date" under the Caesars World Agreement (the "Caesars Closing Date"), the Accrued Interest, (2) the aggregate amount by which documented capital expenditures actually incurred by SDIC as contemplated by Section 9.1(g)(i) exceeds an average of $225,000 per month from and after January 1, 1999 and (3) an amount equal to 80% of all documented capital expenditures up to $3,000,000 actually incurred by SDIC pursuant to Section 9.1(g)(ii), and 100% of all documented capital expenditures incurred by SDIC pursuant to Section 9.1(g)(ii) in excess of such $3,000,000 (the "Purchase Price"). "Accrued Interest" means an amount equal to the product of (i) $275,000,000 (less the Applicable Accrued Deposit), (ii) a fraction, the numerator of which shall be the number of days in the period from and including the Caesars Closing Date to but excluding the Closing Date, and the denominator of which shall be 365 and
(iii) the average Applicable Interest Rate per annum for such period. "Applicable Interest Rate" means (i) for any day during the period from the Effective Date to the date which is fourteen months following the Effective Date, a rate per annum equal to the lesser of (x) the applicable "rate of interest" for revolving loans under the Credit Agreement among Starwood and certain other borrowers and lenders named therein, dated February 23, 1998 (as amended to the date hereof) and (y) 7.00% and (ii) for any day thereafter, 10.00%.

            (b) The Purchase Price shall be subject to adjustment as set forth in Section 4.4.

      SECTION 4.2 Payment of Purchase Price; Extension Amount. The Purchase Price and the Extension Amount shall be payable as follows:

            (a) The sum of Fifteen Million Dollars ($15,000,000) in immediately available funds (the "Deposit"), shall be delivered to Escrowee no later than the tenth Business Day following the execution of this Agreement, to be deposited in interest-bearing investments approved by Buyer and Seller and held by Escrowee in accordance with the terms of this Agreement.

            (b) The Purchase Price less the Applicable Accrued Deposit plus or minus an estimate, prepared by Seller (and reasonably satisfactory to Buyer) and delivered to Buyer at least two Business Days prior to the Closing Date, of any adjustment to the Purchase Price under Section 4.4, shall be delivered to Buyer in immediately available funds on the Closing Date.

            (c) An extension amount of $1,000,000 in immediately available funds (the "Extension Amount") shall be paid directly by Buyer to Seller on the earliest to occur of (i) the Closing, (ii) termination of this Agreement other than pursuant to Section 16.1(vi) or Section 16.1 (vii), and (iii) a date which is fourteen (14) months following the Effective Date.

            (d) Time is of the strictest essence of this Section 4.2.

      SECTION 4.3 Disbursement of Deposit. Seller and Buyer shall provide joint written instructions to Escrowee in customary form mutually approved by Seller and Buyer, each of whose approval shall not be unreasonably withheld (the "Recording Instructions"), which shall among other things, govern the disbursement of the Deposit and the payment for and obtaining the Title Policies, and other escrow and related charges; provided, however, that such

Recording Instructions shall provide that the Deposit, together with any interest or other payments thereon, shall be disbursed to Seller on the Closing Date. The Recording Instructions shall comply with all applicable Code provisions. The Escrowee shall be designated as the "reporting party" for purposes of the Code. The Recording Instructions are intended to carry out the intent of this Agreement and shall not be inconsistent with this Agreement.

      SECTION 4.4 Purchase Price Adjustment. (a) Within 75 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the "Statement"), certified by an officer of Buyer, setting forth Working Capital as of the close of business on the Closing Date ("Closing Working Capital"). A physical inventory shall be conducted by Seller and Buyer consistent with past practice and immediately prior to the Closing Date for the purpose of preparing the Statement, and each of Seller and Buyer and their respective independent auditors shall have the right to observe the taking of such physical inventory. Any costs or expenses incurred by the parties in connection with such physical inventory shall be shared equally by Seller and Buyer.

      (b) During the 30-day period following Seller's receipt of the Statement, Seller and its independent auditors shall be permitted to review the working papers relating to the Statement. The Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless Seller gives written notice of its disagreement with the Statement (a "Notice of Disagreement") to Buyer prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on mathematical errors or based on Closing Working Capital not being calculated in accordance with this Section 4.4. If a Notice of Disagreement is received by Buyer in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon Seller and Buyer on the earlier of (A) the date Seller and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accountant. During the 30-day period following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period Buyer and its auditors shall have access to any working papers of Seller's auditors prepared in connection with the Notice of Disagreement. At the end of such 30-day period, Seller and Buyer shall submit to the Accountant for arbitration any and all matters that remain in dispute and which were properly included in the Notice of Disagreement, in the form of a written brief. Seller and Buyer shall use their reasonable efforts to cause the Accountant to render a decision resolving the matters submitted to the Accountant within 30 days following submission thereto. Judgment may be entered upon the determination of the Accountant in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accountant shall be borne equally by Buyer and Seller. Each party shall bear the costs and expenses of its own counsel, accountants and other advisers in connection with any such Notice of Disagreement.

      (c) The Purchase Price shall be increased by the amount by which Closing Working Capital exceeds $5,000,000 (the "WC Amount"), and the Purchase Price shall be decreased by the amount by which Closing Working Capital is less than the WC Amount (the Purchase Price as so increased or decreased shall hereinafter be referred to as the "Adjusted Purchase Price"). If the Closing Date Amount is less than the Adjusted Purchase Price, Buyer shall, and if the Closing Date Amount is more than the Adjusted Purchase Price, Seller shall, within 10 Business Days after the Statement becomes final and binding on the parties, make payment by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A. as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment.

      (d) The term "Working Capital" means Current

Assets minus Current Liabilities. The terms "Current Assets" and "Current Liabilities" mean the current assets and current liabilities, respectively, of the Business other than Excluded Assets or Excluded Liabilities, as the case may be, calculated in accordance with United States generally accepted accounting principles ("GAAP"), applied on a basis consistent with Seller's current practices (as reflected in the consolidated balance sheet of SDIC dated as of December 31, 1998 and the applicable portions of the Caesars Palace, Caesars Tahoe and Desert Inn Supplementary Combining Financial Information as of December 31, 1998 (collectively, the "Balance Sheet"). Notwithstanding the foregoing, in addition to all other Current Liabilities, (i) $300,000 for repairing the water utility system owned by DIIC shall be included as a Current Liability in the calculation of Closing Working Capital hereunder, less the amount of (x) all documented capital expenditures for such repairs in excess of $200,000 for the year 1999 and (y) all such documented expenditures in the year 2000 and (ii) all unredeemed chips and tokens of Seller, and all progressive prizes associated with keno, slot machines and coin operated gaming devices and sportsbook and racebook gaming, in each case as of the Transfer Time, shall be included as a Current Liability in the calculation of Closing Working Capital hereunder.

      (e) Following the Closing, Buyer shall not take any actions with respect to the accounting books and records of the Business on which the Statement is to be based that would obstruct or prevent the preparation of the Statement and the determination of Closing Working Capital as provided in this Section 4.4. During the period of time from and after the date of delivery of the Statement to Seller through the resolution of any adjustment to the Purchase Price contemplated by this Section 4.4, Buyer shall afford to Seller and any accountants, counsel or financial advisers retained by Seller in connection with any adjustment to the Purchase Price contemplated by this Section 4.4 reasonable access during normal business hours to the books and records of the Business (if within the control of Buyer) to the extent relevant to the adjustment contemplated by this Section 4.4).

                                    ARTICLE V

                            Confidential Information

      SECTION 5.1 Confidentiality. (a) Seller and Buyer each agree that all Confidential Information will be kept confidential and will be used solely in connection with this Agreement and the transactions contemplated hereby, and that each of the parties and their respective directors, trustees, officers, employees, advisors, agents, lenders and consultants (collectively "Representatives") will not disclose in any manner whatsoever any of the Confidential Information received by it; provided, however, that (i) each party may make any disclosure of such information to which the other party gives its prior consent and (ii) any of such information may and shall only be disclosed to the parties' respective Representatives to the extent such Representatives need to know such information for the sole purpose of effecting the sale of the Assets pursuant to this Agreement. Notwithstanding the foregoing, each of the parties may make such disclosures (i) as may be required by law, (ii) in connection with any proceedings before any regulatory bodies or agencies, and
(iii) to the Nevada Gaming Authorities. Upon the termination of this Agreement for any reason, all Confidential Information in the possession of either party or its Representatives shall be returned to the party that provided such Confidential Information.

      (b) The term "Confidential Information" means all information and data furnished by either party or its Representatives to the other party or its Representatives, in each case, in connection with this Agreement or the transactions contemplated hereby and shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by any of the parties or their respective Representatives that contain, reflect or are based upon, in whole or in part, such information furnished to one party by or on behalf of the other party. The term "Confidential Information" does not include information that (i) was or becomes generally available to the public other than as a result of a disclosure by a party or its Representatives acting in violation of this provision, (ii) was known to a party or its Representatives prior to being furnished to such party in accordance with the terms of this Agreement or (iii) was or becomes available to a party on a nonconfidential basis from a source other than a party or its Representatives; provided, that the source of such information was not known to the recipient to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality with respect to such information.

                                   ARTICLE VI

                        Representations and Warranties of
                           each of Parents and Seller

      SECTION 6.1 Parents' and Seller's Representations and Warranties. Each of the Parents and Seller represents and warrants to Buyer as follows:

            (a) Each of SGC and SDIC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and Starwood is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, in each case with all requisite corporate power and authority to execute, enter into and carry out its obligations under this Agreement, the Deeds and the other agreements and instruments to be executed and delivered or caused to be delivered by it in connection herewith. Each officer of the foregoing who shall execute and deliver this Agreement on behalf of any of the foregoing has been duly authorized to so act by all requisite action on the part of such party.

            (b) The execution, delivery, and performance of this Agreement, the Deeds and the other agreements and instruments to be executed and delivered by each of the Parents and SDIC in connection herewith by the persons executing the same on behalf of such parties have been or will be duly and validly authorized by all necessary corporate action on the part of such parties, and this Agreement, the Deeds and such other agreements and instruments constitute or as of the Closing will constitute the legal, valid and binding obligations of each of them, enforceable in accordance with their respective terms.

            (c) The execution, delivery and performance of this Agreement, the Deeds and the other agreements and instruments to be executed and delivered by each of the Parents and SDIC in connection herewith will not (i) violate the certificate of incorporation or by-laws of any of the Parents or SDIC, (ii) violate any provision of law applicable to any of the Parents or SDIC, the Business Premises or the Business, the violation of which would have a Material Adverse Effect or which would prevent the consummation of the transactions contemplated by this Agreement or (iii) conflict with or result in the breach or termination of, or constitute a default under or pursuant to any judgment, order, injunction, decree or ruling of any court or governmental authority, or any other agreement or instrument by which SDIC or the Assets are bound, or to which any of them are subject, which conflict, breach, termination or default would have a Material Adverse Effect or would prevent the consummation of the transactions contemplated by this Agreement, or (iv) result in the creation of any material lien, charge or encumbrance upon any of the Assets which is not removed prior to the Closing other than, in each case, Permitted Exceptions and Permitted Liens.

            (d) Schedule 6.1(d) sets forth a list of all agreements having a remaining term in excess of twelve (12) months following the Effective Date and which may not be terminated without penalty on less than 90 days prior notice and which in each case require aggregate consideration in cash or in kind in excess of $500,000 for the unexpired term thereof relating to the Business. To the knowledge of each of the Parents and Seller, all such Assumed Contracts are in full force and effect, neither Seller nor any other party to any thereof is in material default thereunder, and no event has occurred which, with notice or the passage of time, or both, would constitute a material default by Seller or by any other party to the Assumed Contracts.

            (e) Schedule 6.1(e) represents a true,
correct and complete list of all material licenses, permits, certificates of occupancy, franchises, consents, approvals and governmental authorizations ("Permits"), including liquor licenses and gaming licenses, currently necessary for the ownership of the Assets and the operation of the Business, including the business of, and the services provided by, DIIC. No material default has occurred in the due observance or condition of any material Permit which has not been heretofore corrected and, to the knowledge of each of the Parents and Seller, no event has occurred which, merely by notice or the passage of time, or both, would result in a material default thereunder. The Permits are in full force and effect and all the material requirements and conditions of the Permits have been fully complied with.

            (f) Except as set forth on Schedule 6.1(f), other than personal property leased by Seller pursuant to the Assumed Contracts, all personal property used by Seller in the operation and maintenance of the Business is owned by Seller or its affiliates and constitutes a part of the Assets. Except as set forth on Schedule 6.1(f), Seller has or will have at Closing good and valid title to the personal property included in the Assets that are conveyed at the Closing, free and clear of all liens, security interests, claims, charges and encumbrances, except Permitted Exceptions and Permitted Liens.

            (g) Schedule 6.1(g) lists all the pending and registered trademarks, service marks and trade names owned by SDIC or its affiliates and used, or held for use, exclusively in connection with the Business. All the Intangible Property is valid, in good standing, free and clear of any encumbrances and is not being challenged in any way. To the knowledge of the Parents and Seller, Seller is not currently infringing on any trademark, service mark, trade name or copyright of another, and there is no claim pending or, to the knowledge of each of the Parents and Seller, threatened against Seller with respect to an alleged infringement of any trademark, service mark, trade name or copyright owned by another nor, to the knowledge of each of the Parents and Seller, does the operation of the Business in the manner in which it has heretofore been operated give rise to any such infringement. Seller has not granted any party or entity any license to use any such Intangible Property.

            (h) Schedule 6.1(h) identifies all contracts or reservations for the use or occupancy of guest rooms, meeting and banquet facilities, tee times for the golf course or other facilities of the Business to be fulfilled after January 1, 2000, that are not terminable without penalty on less than 90 days notice and that would result in payments to Seller in excess of $100,000.

            (i) Except as set forth in Schedule 6.1(i), to the knowledge of each of the Parents and Seller, no agreements have been entered into with any Person, including home builders, prospective home buyers, owners, or occupants of the land surrounding the Business, regarding: (A) the right to membership in the golf course included in the Assets or the intent to operate such golf course as private or semi-private country club, (B) the right to play golf on such golf course or (C) the manner in which the Business will be operated, managed, maintained, or improved.

            (j) Except as described on Schedule 6.1(j), there are no material actions, claims, suits, or proceedings (including gaming audits, arbitrations, grievances, judicial proceedings, administrative proceedings and tax consents) pending or, to any of the Parents' or Seller's knowledge, threatened against Seller or DIIC or affecting Seller's or DIIC's rights, in each case with respect to the Business, the Assets, at law or in equity, before any Federal, state, municipal, or other governmental agency or instrumentality, nor is any of the Parents or Seller aware of any investigation with respect to any of the foregoing or any facts which to their knowledge are reasonably likely to result in any such action, investigation, suit or proceedings affecting Seller, DIIC, the Assets or the Business. In addition, except as described on Schedule 6.1(j), there are no material judgments, orders, awards or decrees currently in effect against Seller or DIIC with respect to the ownership, marketing, development or operation of any part of the Assets or the Business.

            (k) With the exception of proposed
pedestrian bridges and a proposed beautification assessment, no material governmental assessment for sewer, sidewalk, water, paving, roadways, electrical, power or other improvements is pending, or to any of the Parents' or Seller's knowledge threatened, with respect to the Assets.

            (l) Except for the Nevada Power Sale Agreement or as set forth on
Schedule 6.1(l), no proceedings are presently pending or, to any of the Parents' or Seller's knowledge, threatened, for the taking by exercise of the power of eminent domain, or in any other manner for a public or quasi-public purpose, of all or any part of the Real Estate, the Corner Land or the Residential Real Estate. Except as set forth on Schedule 6.1(l), to Parents' and Seller's knowledge, there is no plan, study or effort by any governmental authority or agency that in any way materially adversely affects or which would reasonably be expected to materially adversely affect the present or future use or zoning of the Real Estate, the Corner Land or the Residential Real Estate.

            (m) Except as set forth on Schedule 6.1(m), there exist no outstanding covenants or agreements in connection with the zoning or development of the Real Estate, the Corner Land or the Residential Real Estate or any portion thereof which would bind or require Buyer to perform any material actions or pay any material monies in connection therewith.

            (n) There is no pending or, to any of the Parents' or Seller's knowledge, threatened curtailment or reduction of any utility service to the Real Estate, the Corner Land or the Residential Real Estate or any part thereof, and Seller has not received any written notice of any such pending or threatened curtailment or reduction. No off-site easements, parking or other facilities are by law or restrictive covenant needed for the use and operation of the Real Estate, the Corner Land or the Residential Real Estate.

            (o) Except as would not reasonably be expected to have a Material Adverse Effect:

            (i) Seller has, and is in compliance with, all Permits required under Environmental Law for the ownership and operation of the Assets;

            (ii) Seller is in compliance with all Environmental Laws governing the ownership or operation of the Assets;

            (iii) there are no pending or threatened Environmental Claims relating to Seller's ownership or operation of the Assets;

            (iv) no Hazardous Materials have been released or disposed of, whether by Seller or any other Person, at, on, under or from the Assets in any manner or to any place that, in any such case, has resulted in, or could reasonably be expected to result in, an Environmental Claim;

            (v) there is no requirement or restriction imposed by any Environmental Law that will prohibit, impair or impede any currently planned or projected, alteration by Seller or addition to or expansion of any of the Assets;

            (vi) there is no outstanding order pursuant to any Environmental Law with which Seller has not complied pertaining to the closure or cessation of sewer treatment services, operations and facilities formerly provided with respect to the Business Premises; and

            (vii) Seller is under no obligation pursuant to Environmental Law to remove, encapsulate or otherwise treat any asbestos or asbestos-continuing materials at or in the Business Premises.

            (p) Seller is either the owner or the licensee of the Transferred Software Programs and, except as set forth in the contracts or agreements listed in Schedule 6.1(p), the Transferred Software Programs and all rights thereunder are transferable to Buyer without restrictions other than those restrictions that would not reasonably be expected to have a Material Adverse Effect.

            (q) Except as set forth on Schedule 6.1(q), neither the Parents nor Seller has any knowledge of any material settlement, earth movement, termite infestation, or damage affecting the Real Estate or the Residential Real Estate, the Corner Land or any material defects in any mechanical, electrical, plumbing, sewer, heating, air conditioning, sprinkler systems, or irrigation systems at the Real Estate, the Corner Land or the Residential Real Estate, all of which are in good operating condition and repair.

            (r) Except as may be shown on Schedules 6.1(j) and 6.1(l), to the knowledge of each of Parents and Seller, neither SDIC nor any of the Assets is in violation of, under investigation with respect to, threatened to be charged with or given notice of any violation of, any law, rule, regulation, ordinance or code, judgment, injunction, order or decree applicable to the Assets or the conduct of the Business (including Environmental Laws), except for violations that are not reasonably likely to have a Material Adverse Effect. Seller has not received any notice from any insurer that any portion of the Assets contains any defects or conditions that are reasonably likely to materially adversely affect the insurability of the Assets.

            (s) Except as set forth on Schedule 6.1(s) and except for the Excluded Assets, the Assets comprise all of the material assets, property and rights of every type and description, real, personal and mixed, tangible and intangible, used in the conduct of the Business as presently conducted.

            (t) Schedule 6.1(t) sets forth a list of all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and all other bonus, deferred compensation, severance, incentive and equity-based compensation, pension, profit-sharing and stock bonus plans, programs, policies and arrangements in which employees of the Business participate. There are no material unfunded liabilities in respect of employees (and their dependents and beneficiaries) of the Business (or in respect of benefit plans in which they participate) as to which Buyer could be liable.

            (u) Seller will or will cause its affiliates to convey good and valid title (subject to the provisions of Section 2.2(a) with respect to the Dio Drive Vacated Area, Country Club Lane and the Out Parcel) to the Assets (other than the Nevada Power Land), free and clear of all liens, security interests, claims, charges and encumbrances (except (i) those pertaining to the Assumed Contracts, (ii) such as are disclosed in Schedule 6.1(f), (iii) to the extent bonded against mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, (iv) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and providing for periodic payments, (v) liens for taxes, assessments and other governmental charges (A) which charges are not due and payable or (B) to the extent bonded against, which are being contested in good faith by appropriate proceedings and
(vi) other imperfections of title or encumbrances expressly permitted hereunder or which arise after the Effective Date other than by Seller's voluntary act and do not materially impair the continued use and operation of the Assets to which they relate in the operation of the Business as presently conducted (collectively, the "Permitted Liens"), and, subject to Section 3.3, SDIC has or will have the right, power and authority to sell, convey, transfer and assign the Assets (other than the Nevada Power Land and the Stock) at the Closing as contemplated by this Agreement. No material claims are being asserted that could reasonably be expected to result in a Tax lien on the Assets.

            (v) DIIC is duly organized, validly existing and in good standing under the laws of the State of Nevada with all requisite power and authority to conducts its business as presently conducted. The Stock constitutes all issued and outstanding shares of common stock in DIIC. All such outstanding shares of Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding options, warrants, right, calls, commitments, conversion rights, rights of exchange, plans or other agreements or claims of any character providing for the purchase, issuance or sale of any shares of the Stock other than as contemplated by this Agreement. Except for the Stock, no other shares of capital stock or securities of DIIC will be authorized, issued or outstanding at the Closing.

            (w) The conveyance of the Stock to Buyer will transfer to Buyer valid title thereto free and clear of all liens, encumbrances, restrictions, preemptive rights, options and claims of every kind subject, however, to PUC restrictions.

            (x) Except as set forth on Schedule 6.1(x), DIIC has no material liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise).

            (y) All offices which Seller owns, maintains or otherwise uses in connection with the operation of the Business are set forth on Schedule 6.1(y).

            (z) Seller has filed with the Clark County Planning Commission an application for a parcel map determination in respect of the Corner Land and the Nevada Power Land (the "Parcel Map").

      SECTION 6.2 No Implied Representations. Buyer acknowledges that except as expressly set forth in this Agreement and in the documents and instruments delivered by Seller at the Closing, none of Starwood, ITT, Sheraton, SGC, SDIC, or any of their respective parents, subsidiaries, affiliates, agents or representatives or purported agents or representatives has made, and none of the foregoing entities or Persons is liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Assets or any part thereof, the physical condition thereof, environmental matters, the income, expenses or operation thereof, the financial prospects for the Business, the uses which can be lawfully made of the Assets under applicable zoning or other laws or any other matter or thing with respect thereto, including any existing or prospective Permits. Without limiting the foregoing, Buyer acknowledges and agrees that, except as expressly set forth in this Agreement and in the documents and instruments delivered by or for Seller at the Closing, Seller is not liable for or bound by (and Buyer has not relied upon) any verbal or written statements, representations, warranties, agreements, arrangements, understandings, investment bankers or real estate brokers "setups" or offering materials or any other information respecting any or all of the Assets furnished by Starwood, ITT, Sheraton, SGC, SDIC or any affiliate, representative or other person representing or purportedly representing any of the foregoing. Nothing contained in this Section 6.2 shall be deemed to impair, limit or otherwise affect any rights of Buyer under this Agreement in respect of the representations, warranties and covenants of Seller set forth in this Agreement and the other provisions hereof binding on Seller.

      SECTION 6.3 Survival of Seller's Warranties.

            (a) All of Seller's representations and warranties contained in this
Article VI (other than those contained in (i) Sections 6.1(a), 6.1(b) and 6.1(c), which shall survive the Closing indefinitely and (ii) Section 6.1(o), which shall survive until twenty-four (24) months after the date of the Closing), shall survive until eighteen (18) months after the date of the Closing; provided, however, that Seller's liability for breach of such representations and warranties shall not expire as to any breach or alleged breach thereof if notice of such breach or alleged breach is given by Buyer to Seller prior to eighteen (18) or twenty-four (24), as applicable, months after the date of the Closing.

            (b) Notwithstanding anything to the contrary set forth in this
Article VI, Seller shall have no liability to Buyer for breach of any warranty and representation set forth in this Article VI or for breach by Seller of any of its agreements set forth in Article VIII (other than with respect to liability with respect to Taxes) unless and except to the extent that the damages due to Buyer by reason of all such breaches exceeds $1,000,000.

                                   ARTICLE VII

                 Representations and Warranties of SUN and Buyer

      SECTION 7.1 SUN's and Buyer's Representations and Warranties. Each of SUN and Buyer represents and warrants to Seller as follows:

            (a) Buyer is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and SUN is an international business company duly organized, validly existing and in good standing under the laws of the Commonwealth of the Bahamas, in each case with all requisite corporate power and authority to enter into and carry out its obligations under this Agreement and the other agreements and instruments to be executed and delivered by it in connection herewith. Each officer of SUN and Buyer who shall execute and deliver this Agreement and such other agreements and instruments has been duly authorized to so act by all requisite corporate action on the part of SUN and Buyer.

            (b) The execution, delivery, and performance of this Agreement and the other agreements and instruments to be executed and delivered by SUN and Buyer in connection herewith by the persons executing the same on behalf of SUN and Buyer have been duly and validly authorized by all necessary corporate action on the part of SUN and Buyer and this Agreement and such other agreements and instruments constitute the legal, valid and binding obligations of each of them, enforceable in accordance with their respective terms.

            (c) The execution, delivery and performance of this Agreement, and the other agreements and instruments to be executed and delivered by SUN and Buyer in connection herewith will not (i) violate the articles of association or memorandum of association or other similar organizational documents of SUN or Buyer, (ii) violate any provision of law applicable to SUN or Buyer, the violation of which would have a material adverse effect on SUN's or Buyer's ability to consummate the transaction contemplated by this Agreement or otherwise perform its obligations hereunder ("Buyer Material Adverse Effect") or which would prevent the consummation of the transaction contemplated by this Agreement, or (iii) conflict with or result in the breach or termination of, or constitute a default under or pursuant to any judgment, order, injunction, decree or ruling of any court or governmental authority, or other agreement or instrument by which Buyer or its properties are bound, or to which any of them are subject, which conflict, breach, termination or default would have a Buyer Material Adverse Effect or which would prevent the consummation of the transactions contemplated by this Agreement.

            (d) Neither SUN nor Buyer nor any of the principals of either of them has ever been denied a Gaming License. SUN and its required affiliates are currently licensed and in good standing to conduct gaming activities in the State of New Jersey in accordance with the New Jersey Gaming Control Act.

            (e) SUN has arranged for, or will promptly following the Effective Date arrange for, Buyer to have in its possession prior to the Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable it to purchase the Assets and pay any other amount to be paid by it hereunder.

      SECTION 7.2 Survival of Buyer's and SUN's Representations and Warranties. The representations and warranties of Buyer and SUN contained in Sections 7.1(a), 7.1(b) and 7.1(c) shall survive the Closing indefinitely.

                                  ARTICLE VIII

                                 Title Insurance

      SECTION 8.1 Title Policies and Exceptions.

            (a) Attached hereto as Schedule 8.1(a) is a preliminary title report for each of the Real Estate, the Corner Land and each parcel of the Residential Real Estate (collectively, the "Title Report"). All title exceptions shown on the Title Report except those exceptions listed on Schedule 8.1(a) and all matters disclosed by the surveys listed on Part II of Schedule 8.1(a) (collectively, the "Survey"), copies of which have been delivered to Buyer, are hereinafter referred to as the "Permitted Exceptions". The Permitted Exceptions shall also include those other title exceptions which are disclosed or become apparent to Buyer after the Effective Date, which are not already Permitted Exceptions, which cannot be removed by the payment of a sum of money, which are not caused by the intentional act of Seller or Seller's affiliates after the Effective Date and which do not materially adversely affect the value of the Real Estate, the Corner Land or the Residential Real Estate, or the continued use thereof as currently conducted, or as to which Buyer has not timely objected. Buyer must notify Seller in writing of its objection to any such subsequently arising matter on or before the date that is ten (10) days after Buyer's receipt of notice thereof.

            (b) Seller shall cause all title exceptions (other than Permitted Exceptions) not approved by Buyer to be removed on or before the Closing. Seller, however, shall have the right to (i) cause the Title Insurer to remove a lien by bonding over it or (ii) obtain the commitment of the Title Insurer to insure Buyer against loss or damage that may be occasioned by such exceptions that are not Permitted Exceptions.

            (c) Prior to the Closing, Buyer shall obtain a ALTA extended owner's policy of title insurance (Form B-1970) (Amended 4-6-90), issued by Nevada Title Company or, if Nevada Title Company is unable to do so, by a title insurance company reasonably acceptable to Buyer in its reasonable discretion ("Title Insurer"), insuring that Buyer has fee title to the Real Estate, the Corner Land and the Residential Real Estate, and DIIC has fee title to the real property described as parcels 46 and 47 in the Title Report (the "DIIC Land") subject only to (i) the Permitted Exceptions, (ii) liens for taxes not yet due and payable, (iii) all standard exceptions, exclusions, conditions and stipulations from coverage for the Title Insurer's Extended Coverage Form ALTA Owner's Policy of Title Insurance, including any and all endorsements and affirmative coverage customary in real estate sale transactions involving the magnitude and type of the Assets (including, without limitation, an ALTA 3.1 Zoning Endorsement and as to the DIIC Land, a non-imputation endorsement) as Buyer shall reasonably request and (iv) those exceptions arising after the Effective Date and approved by Buyer as provided above (the "Title Policies"). The coverage amount of the Title Policies for the Real Estate shall be no more than the amount of (i) $270,000,000 less (ii) the book value, net of depreciation on Seller's books as at December 31, 1998, of all furniture, fixtures, equipment and other personal property included in the Assets. Buyer shall have the right to require the Title Insurer to obtain facultative reinsurance, with direct access provisions against the reinsurer with respect to the Title Policies in such amounts and with such title companies as Buyer shall determine in its reasonable discretion.

            (d) Buyer and Seller equally shall pay the premiums for the Title Policies.. Buyer shall pay for non-standard endorsements and any lender's coverage premiums. Buyer and Seller shall each cooperate diligently to provide customary documents required by Title Insurer as condition to issuance of the Title Policies.

            (e) Seller shall order an update of the Survey, which shall be certified to Buyer and its lenders, if any, the Title Insurer and any other parties reasonably requested by Buyer. In addition, Seller shall cause the updated Survey to be prepared and be certified as having been prepared in accordance with "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by the American Land Title Association ("ALTA") and the American Congress of Survey and Mapping ("ACSM") in 1997 and including all ALTA optional items except No. 5 (Contour Maps) and No. 12 (Governmental Agency Survey Requirements) and the updated Survey shall include a certification as to whether or not the Real Estate, the Corner Land and the Residential Real Estate are located in a floodplain or designated floodway and such information as may be required by the Title Insurer to issue extended coverage (consistent with all matters shown on such Survey) over all general printed exceptions to title.

                                   ARTICLE IX

                      Conduct of Business Prior to Closing

      Each of the Parents and Seller agrees that, subject to the terms and provisions of this Agreement, after the execution hereof and prior to Closing (unless Buyer consents in writing otherwise):

      SECTION 9.1 Seller's Conduct. Seller shall and shall cause each of its subsidiaries and affiliates (as applicable) to:

            (a) deliver the Assets to Buyer at the Closing in substantially their present condition, except as otherwise permitted herein, and prior to such time maintain and keep the Assets in substantially the same repair, working order and condition as the Assets are in on the Effective Date (ordinary wear and tear and damage from fire or other casualty subject to Article XVIII excepted) so as to maintain the Business Premises as a hotel and resort with a casino of substantially the same quality as such establishment exists as of the Effective Date; provided, however, that, except as expressly provided in this Agreement, SDIC shall not be required to make or undertake capital improvements, repairs (other than in the ordinary course of business) or replacements with respect to the Assets prior to the Transfer Time;

            (b) continue in the ordinary course the existing use and operation of the Business;

            (c) promptly notify Buyer of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement and
(iii) any actions, suits, claims, Environmental Claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting SDIC or the Business that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect or prevent or preclude the consummation of the transactions contemplated by this Agreement;

            (d) maintain a supply of consumables, inventory and operating equipment of the type included at substantially the levels maintained on the date of execution of this Agreement (with such increases or decreases due to seasonality as and consistent with practice in the gaming industry in Las Vegas) and in sufficient amounts to allow the efficient operation of the Business in a first-class manner;

            (e) comply in all material respects with all Legal Requirements relating to the Assets or the Business and promptly provide Buyer with all notices alleging violations of any Legal Requirement (including any violations under applicable Legal Requirements relating to gaming) and cure, at its own expense such violations;

            (f) use best efforts to preserve in force all Permits and to cause all expiring Permits to be renewed prior to the Closing Date. If any material Permit shall be suspended, revoked or otherwise challenged, Seller shall promptly notify Buyer and shall take all measures necessary to cause the reinstatement of such material Permit without any additional limitation or condition;

            (g) make the following capital expenditures:

            (i) budgeted capital expenditures of not less than $2,700,000 for calendar year 1999 for maintenance and repair in respect of the Assets and, following December 31, 1999, capital expenditures for such maintenance and repair of not less than an average of $225,000 per month in the aggregate; and

            (ii) capital expenditures to install and operate an independent information technology system, consisting of hardware and software, that will allow Buyer, after the Transfer Time, to operate the Business as currently conducted, which system (x) shall use the AS 400 platform and be reasonably acceptable to Buyer, (y) shall include customer lists and related information constituting Assets and (z) after the Transfer Time, shall not be accessible by any Person other than Buyer and its affiliates;

            (h) as promptly as practicable following the Effective Date, create from the Caesars World customer list a separate list of the customers of the Desert Inn, and thereafter continue to maintain and update such customer list; and

            (i) enter into a golf course management agreement covering the Desert Inn Golf Club and Pro Shop which is substantially consistent with Exhibit 10.6(b)-2 (the "Golf Course Management Agreement").

      SECTION 9.2 Operating Restrictions. Except as required by law, as otherwise expressly provided in this Agreement or with the consent of Buyer (such consent not to be unreasonably withheld or delayed), SDIC shall not:

            (a) create any mortgage, pledge, lien, encumbrance or charge on any of the Assets which would bind any of the Assets following Closing (other than Permitted Liens and Permitted Exceptions);

            (b) sell or transfer the Business Premises, or any portion thereof included as part of the Assets except transactions pursuant to the Assumed Contracts or agreements entered into in the ordinary course of business which sales or transfers would not, individually or in the aggregate, reasonably be expected to materially impair the continued operation of the Business as currently conducted;

            (c) sell or transfer any Personal Property included as part of the Assets except as contemplated by the Assumed Contracts or pursuant to agreements entered into in the ordinary course of business which sales or transfers would not, individually or in the aggregate, reasonably be expected to materially impair the continued operation of the Business as currently conducted;

            (d) cancel or terminate (other than for cause or in the ordinary course of business which would not, individually or in the aggregate, reasonably be expected to materially impair the continued operation of the Business as currently conducted) any of the Assumed Contracts or, with-out Buyer's prior written consent, enter into any new contracts (except for the Golf Course Management Agreement) which (i) require payments in excess of $250,000, (ii) continue for more than twelve months from the Effective Date or (iii) grant to any person any material rights with respect to the Business or the Assets unless any such contract can be terminated on 30 days' notice without liability to Buyer; provided, however, that the entry by SDIC into any such contract shall not constitute a breach or default under this Agreement or a failure of any condition of the Closing if SGC shall assume all obligations under such contract (and indemnify Buyer in respect thereof) and if SGC has the ability to perform all such obligations without use of the Assets following the Transfer Time;

            (e) waive any material rights of substantial value that are included as a part of the Assets;

            (f) except for the Golf Course Management Agreement, enter into any contracts or agreements with any affiliates of SDIC which will be binding on Buyer after the Transfer Time;

            (g) consent to, authorize or approve any change in the zoning, land use classification, development rights or obligations for or with respect to the Real Estate, the Residential Real Estate or the Corner Land or any part thereof, except that Seller reserves the right to consummate the Nevada Power Sale Agreement, continue to prosecute the proposed subdivision of the Corner Land and continue, following the execution and delivery of the Timeshare Joint Venture Agreement by the parties thereto as contemplated by this Agreement, to further subdivide portions of the Golf Course and Residential Real Estate in a manner consistent with, or pursuant to, such Timeshare Joint Venture Agreement;

            (h) enter into any lease, license, occupancy agreement or other agreement or contract which allows for the use or occupancy of any portion of the Real Estate, the Residential Real Estate or the Corner Land other than (i) bookings in the ordinary course of business which would result in aggregate payments to Seller of less than $100,000, (ii) the conveyance contemplated by the Nevada Power Sale Agreement and (iii) golf tournaments or events permitted by Section 9.2(i);

            (i) except for tournaments or events occurring on or prior to twelve months following the Effective Date, enter into any agreements with respect to use of the golf course located on the Real Estate, or any portion of such golf course, for any tournaments or events which require, that the golf course be unavailable to the public or to guests of the Business for more than one calendar day;

            (j) market or solicit offers to sell, transfer, convey, finance or refinance, directly or indirectly, any interest in the Assets or in the owner of any Asset to any party other than Buyer, or directly or indirectly negotiate, participate or encourage the submission of any proposal with or from any other Person relating to the sale of the Assets, nor shall Seller authorize any other Person to do any of the foregoing on its behalf;

            (k) except as set forth on Schedule 9.2(k), enter into any collective bargaining or other agreements with any union for the employees of the Business or enter into any agreement with any employee who will remain an employee of the manager of the Business; provided, however, that Seller (i) may engage in negotiations for and enter into successor collective bargaining agreements to those collective bargaining agreements referenced in Schedule 3.1(a) which have expired or are due to expire, or may be terminated on seven
(7) days' notice by either party thereto, prior to the Transfer Time, (ii) may engage in negotiations and enter into a collective bargaining agreement with the Professional, Clerical and Miscellaneous Employees, Teamsters Local Union No. 995, which was certified as the bargaining representative for the laundry workers at the Business after an election held on October 30, 1998, and (iii) will be required to engage in "effects bargaining", and may enter into agreements in connection therewith, with the labor unions representing employees of the Business (the "Union Employees"), and, provided, further, that any such entering into collective bargaining agreements (or renewals thereof) will be on commercially reasonable terms, and, in connection therewith, Seller will undertake to involve Buyer, subject to agreement of the applicable labor unions, in the foregoing negotiations;

            (l) hire or solicit any employee of SDIC for employment at any of Seller's or ITT's or its affiliates' other business or increase the compensation of any such employee unless required by law or the terms of a collective bargaining agreement, except for ordinary course merit increases in compensation for non-union employees consistent with past practice for such employees or for employees holding similar positions;

            (m) except as required by applicable law (and then only following notice to Buyer to the extent practicable) commence or commit to any capital expenditures or capital project with respect to the Business or the Assets which involves the payment of $500,000 or more;

            (n) transfer, sell, assign, pledge, encumber or grant a security interest in the Stock other than to Buyer. Notwithstanding any provision in this Agreement to the contrary, the agreement contained in the immediately preceding sentence shall survive the Closing Date until the Stock is transferred to Buyer; or

            (o) enter into any amendment, modification or supplement to the Nevada Power Sale Agreement.

      Buyer agrees to respond to Seller's request with respect to any of the matters set forth in this Section 9.2 within 5 Business Days after receipt by Buyer of Seller's written request, and the failure of Buyer to respond within such 5 Business Day period shall be deemed to be approval and consent thereto by Buyer.

                                    ARTICLE X

                          Other Pre-Closing Obligations

      SECTION 10.1 Access; Observers. (a) After the Effective Date and prior to the Closing, upon prior written notice from Buyer and, if requested by Seller, accompanied by a representative of Seller, Seller shall (unless prohibited by law) give Buyer and its representatives, employees and agents reasonable access during normal business hours to the Business Premises and to the books and records relating to the Assets and shall (unless prohibited by law) furnish Buyer during such period with such information in Seller's possession concerning the Assets and operation of the Business as Buyer may reasonably request. Seller and Buyer agree that prior to Closing Seller shall have no obligation to give Buyer the names or addresses of, or other identifying information with respect to, any of Seller's customers or players, and Buyer shall not have any access to such identifying information or to other proprietary information of SIDC and its Affiliates not included among the Assets. Any such access and the furnishing of any such information shall not unduly interfere with the normal activities of the Business, and Buyer acknowledges that no investigation by Seller or Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder. Notwithstanding the foregoing, Buyer shall not have access to personnel records of SDIC relating to individual performance or evaluation records, medical histories or other information which in Seller's reasonable good faith opinion is prohibited by Legal Requirements or the disclosure of which could subject Seller to risk of liability.

      (b) Buyer shall be responsible for its costs and expenses in connection with any inspection or tests undertaken pursuant to this
Section 10.1.

      SECTION 10.2 No Control. Prior to the Transfer Time, Buyer shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the Assets or the Business. Until the Transfer Time, the operations and affairs of the Business are the sole responsibility of and (subject to the provisions of Article IX) under Seller's complete control.

      SECTION 10.3 Hart-Scott-Rodino Filing. Buyer and Seller shall use their commercially reasonable efforts to comply as expeditiously as practicable with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), to the extent applicable to the transactions contemplated by this Agreement, and shall make their initial filings with the Federal Trade Commission and the United States Department of Justice as soon as practical and no later than sixty (60) days after the Effective Date. Each party agrees to use its commercially reasonable efforts to satisfy any requests for additional information or other requirements imposed by the Federal Trade Commission or the Department of Justice in connection with the transactions contemplated by this Agreement as soon as practical and, if requested by any party, to request early termination of any waiting period otherwise imposed by statute. Buyer shall pay the filing fee, if any, required under the HSR Act.

      SECTION 10.4 Cooperation. Each party shall use its commercially reasonable efforts to make or file all other required notifications and to obtain all consents, approvals and authorizations, including the Permits, which must be obtained by such party in order to consummate the transactions contemplated hereby. Each party shall render the other its full and complete cooperation in giving such notices or obtaining such consents, approvals and authorizations, including the Permits. Each party covenants and agrees promptly to furnish to the other all information and data in the furnishing party's possession requested in writing by the requesting party which such furnishing party has the right to disclose and which is reasonable or necessary in order to assist the requesting party to give the necessary notices or secure the permits, licenses and approvals required as contemplated by this Agreement, including the Permits.

      SECTION 10.5 Gaming and Other Licenses. (a) As soon as practical after the Effective Date, but in no event later than 60 days following the Effective Date, Buyer will file applications with the Nevada Gaming Authorities on behalf of Buyer, the board of directors and executive officers (if any) of Buyer, SUN and the board of directors and executive officers of SUN for all required gaming licenses (the "Gaming Licenses"), liquor licenses and for all other required licenses (collectively with the Gaming Licenses and the liquor licenses, the "Licenses") in connection with the Business, and all related necessary findings of suitability, registrations and approvals, and no later than 120 days following the Effective Date, Buyer will file such applications on behalf of all other required parties in connection with the foregoing. Buyer will use its best efforts to obtain the Licenses as soon as possible after the Effective Date, and will respond promptly to all requests made by the Nevada Gaming Authorities and/or the alcoholic beverage control authorities. Seller shall cooperate in good faith to assist Buyer in obtaining the Licenses as soon as possible after the Effective Date; provided, however, that the foregoing shall not require SUN or Buyer, directly or indirectly, (i) to divest, or agree to divest, any material assets of SUN or Buyer on the Effective Date or (ii) to cease to conduct business or operations in any jurisdiction in which SUN, Buyer or their respective subsidiaries conducts business or operations as of the Effective Date.

      (b) Seller will deliver to Buyer as promptly as practicable following the filing thereof true, correct and complete copies of material gaming financial reports, if any, filed by Seller with respect to the Business with the State of Nevada or Nevada Gaming Authorities between the Effective Date and the Closing.

      SECTION 10.6 Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party shall use its best efforts to cause the Closing to occur as promptly as practicable following the Effective Date.

      (b) Without limiting the generality of the foregoing, each of Seller and Buyer or their respective affiliates, as applicable, shall use its best efforts to negotiate in good faith as soon as possible after the Effective Date, and enter into as promptly as practicable following such Effective Date (or cause their respective affiliates to enter into, as the case may be) (A) a timeshare joint venture agreement between Starwood or an affiliate of Starwood and Buyer or an affiliate of Buyer, the terms of which shall be substantially as set forth in Exhibit 10.6(b)-1 (the "Timeshare Joint Venture Agreement"), and (B) a marketing alliance agreement between Starwood or an affiliate of Starwood and Buyer or an affiliate of Buyer, the terms of which shall be substantially as set forth in Exhibit 10.6(b)-3 (the "Marketing Alliance Agreement").

      SECTION 10.7 Notice. Each party covenants and agrees promptly to notify the other of any claim, action, suit, proceeding or investigation relating to the Business or this Agreement which is commenced or threatened and becomes known to any of them between the Effective Date and the Closing.

      SECTION 10.8 Parcel Map Requirement. Except for any change therefrom approved in writing by Buyer (such approval not to be unreasonably withheld or delayed), Seller shall effect any parcelization of the real property subject to the Parcel Map substantially in accordance with the specifications of such Parcel Map.

      SECTION 10.9 Additional Agreements of Seller. (a) Seller agrees that except as set forth on Schedule 6.1(x) or as contemplated by this Agreement, DIIC shall not incur any material liabilities other than for the purchase of water from the Las Vegas Valley Water District. Seller will pay for or cause to be paid for (but not by DIIC) any water purchased by DIIC prior to the Closing which is not paid for by DIIC prior to the Closing.

      (b) Seller agrees that it will be solely responsible for the payment of any fees or taxes due pursuant to any subsequent deficiency determinations made under the Nevada Gaming Control Act (chapter 463 of the NRS) which encompasses any period of time before the Closing Date. The foregoing provision, required by the Nevada Gaming Control Act to be included in this Agreement, shall not be construed to exonerate Buyer from paying, or to require Seller to pay, for fees or taxes attributable to operations of the Business from and after the Transfer Time.

                                   ARTICLE XI

                              Conditions to Closing

      SECTION 11.1 Buyer's Conditions. The obligation of Buyer to consummate the Closing and the purchase of the Assets is conditioned upon the satisfaction or waiver by Buyer as of the Closing Date of each of the following conditions (collectively "Buyer's Closing Conditions"):

      (a) Seller shall have delivered to Buyer a certificate of its Chief Executive Officer or Chief Financial Officer, dated as of the Closing Date, to the effect that all the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Seller on or prior to the Closing Date have been complied with and performed in all material respects, and all the representations and warranties of Seller herein qualified as to materiality are true and all such representations and warranties not so qualified are true in all material respects as if made on and as of such date (unless an earlier date is indicated in the representation and warranty).

      (b) Seller, Parents or their respective affiliates shall have delivered, or cause to be delivered, to Buyer (i) any documents, instruments or agreements called for under this Agreement which have not previously been delivered; (ii) Bills of Sale, endorsements of certificates of title and similar instruments of conveyance as appropriate, in customary form covering title to the

Personal Property; and reasonably satisfactory to Seller's and Buyer's counsel;
(iii) an Assignment of Trademarks and intangible rights in customary form; (iv) an Assignment and Assumption of Assumed Contracts in customary form and reasonably satisfactory to Seller's and Buyer's counsel; (v) such other customary instruments of conveyance as Buyer may reasonably request with respect to the Assets; (vi) a "nonforeign affidavit", properly executed by an officer of SDIC in customary form containing such information as is required by Section 1445(b)(2) of the Code; (vii) Seller's customer and player lists and related documents, instruments or agreements called for under this Agreement which have not been previously delivered; and (viii) such other documents, instruments or agreements as may be reasonably required by Buyer or its counsel to transfer the Assets to Buyer and to effectuate the transactions contemplated hereby.

      (c) SDIC shall have delivered to Escrowee or to Buyer grant, bargain and sale deeds conveying fee simple title to the Real Estate, the Corner Land and the Residential Real Estate subject only to the Permitted Exceptions (including the Nevada Power Sales Agreement) except as otherwise expressly provided herein, in a form reasonably satisfactory to Buyer's and Seller's counsel.

      (d) Any waiting period, including extensions thereof, applicable to the consummation of the transactions contemplated hereunder required pursuant to the provisions of the HSR Act shall have either expired without notice of objection to the transaction or been previously terminated.

      (e) Buyer shall have obtained all necessary approvals from the Nevada Gaming Authorities, including Gaming Licenses, to operate the Business substantially as currently conducted on the Effective Date.

      (f) No injunction shall have been entered which prohibits or makes impossible the consummation of the transactions contemplated hereby, whether preliminary or permanent; provided, however, that Buyer and Seller shall use their commercially reasonable efforts to prevent any such event (including appealing any adverse decision).

      (g) Buyer shall have received the Title Policies or commitments therefor, and Seller shall have delivered to the Title Insurer such other documents or affidavits as may be reasonably required as a condition to the issuance of the Title Policies in the form herein required.

      (h) Buyer shall have received from counsel to SDIC and Parents, an opinion or opinions, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel, that: (i) each of SDIC and the Parents is validly existing corporation organized and in good standing under the laws of the state of its formation, and has all necessary power to own the Assets, operate the Business and to consummate the transactions contemplated hereby; and
(ii) this Agreement and the other agreements and instruments to be executed and delivered by Seller or the Parents on or prior to the Closing Date have been duly and validly authorized by Seller or the Parents and will on the Closing Date be valid and binding on Seller and the Parents and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

      (i) The Outside Date shall not have passed, except that the same shall not be a condition for the benefit of Buyer to the extent of any contributory delay by Buyer in performing its obligations hereunder.

      SECTION 11.2 Seller's Conditions. The obligation of Seller to consummate the Closing is conditioned upon the satisfaction or waiver by Seller as of the Closing Date of each of the following conditions (collectively "Seller's Closing Conditions"):

            (a) Buyer shall have delivered to Escrowee or to Seller the Closing Date Amount (less the Applicable Accrued Deposit).

            (b) Buyer, SUN or their respective affiliates shall have delivered, or cause to be delivered, to Seller a certificate, dated as of the Closing Date, to the effect that all the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Buyer on or prior to the Closing Date have been complied with and performed in all material respects, and all the representations and warranties of Buyer herein qualified as to materiality are true and all such representations and warranties not so qualified are true in all material respects on the Closing Date as if made on and as of such date (unless an earlier date is indicated in the representation and warranty).

            (c) Buyer shall have delivered to Seller the instruments and documents specified in Section 11.1 to be accepted and executed by Buyer and any other documents, instruments and agreements called for under this Agreement which have not previously been delivered.

            (d) Seller shall have received from counsel to Buyer and SUN an opinion or opinions dated as of the Closing Date, in form and substance reasonably satisfactory to Seller and its counsel, that: (i) each of Buyer and SUN is validly existing and in good standing under the laws of the state or commonwealth of its formation, is duly qualified to conduct business in such jurisdiction, and has all necessary corporate power to consummate the transactions contemplated hereby; and (ii) this Agreement and the other agreements and instruments to be executed and delivered by Buyer or SUN on or prior to the Closing Date have been duly and validly authorized by Buyer or SUN and will on the Closing Date be valid and binding on Buyer and SUN and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

            (e) Any waiting period, including extensions thereof, applicable to the consummation of the transactions contemplated hereunder required pursuant to the provisions of the HSR Act shall have either expired without notice of objection to the transaction or been previously terminated.

            (f) No injunction shall have been entered which prohibits or makes impossible the consummation of the transactions contemplated hereby, whether preliminary or permanent; provided, however, that Buyer and Seller shall use their reasonable best efforts to prevent any such event (including appealing any adverse decision).

            (g) The Outside Date shall not have passed, except that same shall not be a condition for the benefit of Seller to the extent of any contributory delay by Seller in performing its obligations hereunder.

            (h) Buyer shall have obtained all necessary approvals from the Nevada Gaming Authorities, including Gaming Licenses, to operate the Business substantially as conducted on the Effective Date.

      SECTION 11.3 Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by such party's failure to act in good faith or to use its best efforts to cause the Closing to occur as required by
Section 10.6.

                                   ARTICLE XII

                                     Escrow

      SECTION 12.1 Escrow. If Buyer shall deliver the Deposit to Escrowee pursuant to Section 4.2(a), then prior to or concurrently with such delivery Buyer and Seller shall open an escrow (the "Escrow") with Escrowee by delivery of a fully executed copy of this Agreement to Escrowee, and by Buyer's delivery to Escrowee of the Deposit no later than the tenth Business Day following the date of this Agreement. Escrowee will notify Seller and Buyer when Escrow has been opened. This Agreement together with the Recording

Instructions shall constitute joint escrow instructions to Escrowee. In addition, Seller and Buyer agree to be bound by such other reasonable and customary escrow instructions as may be necessary or reasonably required by Escrowee or the parties hereto in order to consummate the purchase and sale described herein, or otherwise to distribute and pay the funds held in Escrow as provided in this Agreement. In the event of any inconsistency between the terms and provisions of such supplemental escrow instructions and the terms and provisions of this Agreement and the Recording Instructions, the terms and provisions of this Agreement and the Recording Instructions shall control, absent an express written agreement between Seller and Buyer to the contrary which acknowledges this Article XII. The Assets described in Sections 2.2(a),
(b) and (c) shall be conveyed at the Closing through such Escrow and the other Assets shall be conveyed at the Closing outside of such Escrow, all in accordance with the terms and provisions of this Agreement.

      SECTION 12.2 Investment. The Escrowee shall invest or deposit all monies delivered to the Escrowee for deposit into the Escrow in such account(s) at, or in such certificates of deposit issued by, such bank or savings and loan association located in Las Vegas, Nevada, as Buyer shall direct and as shall be reasonably satisfactory to Seller. Except as otherwise expressly provided herein, all interest, dividends and other income earned in respect of such deposited monies shall accrue to the account and for the benefit of Buyer and shall be reinvested or deposited as aforesaid.

                                  ARTICLE XIII

                                     Closing

      SECTION 13.1 Time; Location. The consummation of the purchase and sale of the Assets pursuant to this Agreement (the "Closing") shall be held at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 (or such other place as the parties shall agree) and shall be deemed to occur at midnight following 11:59 P.M. Las Vegas time on the Closing Date (the "Transfer

Time"). The Closing shall occur on a date (the "Closing Date") as soon as practicable, but no later than the sixth Business Day after satisfaction (or waiver by the applicable party) of the conditions set forth in Sections 11.1 and 11.2, and in any event on or prior to November 17, 2000 (the "Outside Date").

      SECTION 13.2 Recordation of Deeds. The Closing shall, for all purposes under this Agreement, be deemed to have occurred as of the Transfer Time. The matters and deliveries described in Article XI shall be deemed accomplished concurrently. The recordation of the Deeds shall be accomplished on the Closing Date, if possible, but in any event not later than one Business Day following the Closing Date and then only provided that the Title Insurer will insure over the gap.

      SECTION 13.3 Payment of Closing Date Amount. Prior to the Closing, Buyer shall deliver to Escrowee or to Seller the Closing Date Amount less the Applicable Accrued Deposit by wire transfer of immediately available funds. Except to the extent such amounts are included as a Current Liability in the calculation of Closing Working Capital pursuant to Section 4.4, the Escrowee shall withhold from the monies to be delivered to Seller pursuant to the immediately preceding paragraph such amounts as Seller and Buyer shall agree are necessary to comply with the provisions of Nevada Revised Statutes ("NRS") 612.695, 360.525 and 616B.269 until such time as Seller furnishes to Buyer and the Escrowee the receipts or certificates provided for in said statute or, if not so provided for, such evidence as Buyer may reasonably require in order to assure Buyer that the applicable obligations have been satisfied. If Sellers do not produce such receipts and certificates within the time period provided in said statute, or if any lien or other claim therefor is asserted against Buyer or the Assets by a governmental authority, the Escrowee shall pay such withheld funds to the appropriate governmental authorities.

      SECTION 13.4 Certain Expenses. Buyer and Seller shall equally share the following expenses: (i) all real estate transfer taxes, (ii) any and all sales and use taxes payable in respect of the transfer of the Gaming Equipment and other applicable personal property to Buyer and (iii) the costs of filing or publishing any and all notices or documents required by law or this Agreement to be filed or published in connection with Buyer's purchase of the Gaming Equipment and other applicable personal property.

      SECTION 13.5 Transfer of Possession. Possession of the Assets shall be delivered to Buyer at the Transfer Time.

                                   ARTICLE XIV

                             [Intentionally omitted]


                                   ARTICLE XV

                            Survival; Indemnification

      SECTION 15.1 Survival. Other than Sections 5.1(a) and 15.2 through 15.7, which shall survive indefinitely, and as otherwise provided in Sections 6.3, 7.2 and 9.2(n), any covenants, agreements, representations and warranties of the parties hereto contained in this Agreement, the Deeds or in any other agreement, certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing.

      SECTION 15.2 Indemnification. Seller agrees to indemnify and hold Buyer harmless from and against any and all damages, losses, penalties, liabilities and expenses, including reasonable attorneys' fees and expenses (collectively, "Losses"), which Buyer may incur by reason of any action or claim arising from acts or omissions of Seller (or any of its affiliates) prior to the Transfer Time, in connection with the Assets or the Business and all liabilities in respect of the Assets or the Business that are not Assumed Liabilities, all liabilities in respect of the Excluded Assets, Excluded Liabilities and all liabilities in respect of contracts assumed by SGC pursuant to Section 9.2(d). Buyer agrees to indemnify and hold

Seller and its affiliates harmless from and against any and all Losses, which Seller or any of its affiliates may incur by reason of (i) any action or claim arising after the Transfer Time from acts or omissions of Buyer or otherwise arising out of the Assets or the Business after the Transfer Time, including Buyer's failure to discharge any of the Assumed Liabilities, (ii) any claims or actions arising in connection with, or asserted by any broker contacted or retained by Buyer, or (iii) Seller's cooperation with Buyer pursuant to Section
3.3 in providing Buyer with the benefits of any Assumed Contract for which consent is not obtained.

      SECTION 15.3 Calculation of Losses. The amount of any Loss for which indemnification is provided under this Article XV shall be net of any amounts recovered or recoverable by the party entitled to indemnification hereunder (the "Indemnified Party") under insurance policies with respect to such Losses and shall be (i) increased to take account of any net tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Losses. In computing the amount of any such tax cost or tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Losses. Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall be increased or reduced to reflect any such net tax cost (including gross-up) or net tax benefit only after the Indemnified Party has actually realized such cost or benefit.

      SECTION 15.4 Procedures Relating to Indemnification. (a) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 10 business days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice).

            (b) If a Third Party Claim is made against an Indemnified Party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel selected by the indemnifying party; provided that such counsel is not reasonably objected to by the Indemnified Party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the indemnifying party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.

            (c) If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim and which releases the Indemnified Party completely in connection with such Third Party Claim.

      SECTION 15.5 Other Claims. In the event any Indemnified Party should have a claim against any indemnifying party under Section 15.2 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any Indemnified Party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such Indemnified Party, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the Indemnified Party within 10 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the Indemnified Party, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 15.2 and the indemnifying party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

      SECTION 15.6 Exclusivity. After the Closing, and except for a party's right to recover damages for breach of a representation or warranty (as limited by Sections 6.3 and 7.2), Section 15.2 will provide the exclusive remedy for any Losses arising out of this Agreement, the Assets, the Business or the transactions contemplated hereby.

      SECTION 15.7 No Consequential Damages. Notwithstanding anything to the contrary in this Agreement, in no event shall any party be obligated to indemnify any Person, including any Indemnified Party, for any special or consequential damages.

                                   ARTICLE XVI

                                   Termination

      SECTION 16.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

            (i) by mutual written agreement of Seller and Buyer;

            (ii) by Seller if Buyer shall fail timely to make the Deposit;

            (iii) by Seller if the Closing shall not have been consummated on or before the Outside Date other than by reason of Seller's default, or by Buyer if the Closing shall not have been consummated on or before the Outside Date, other than by reason of Buyer's default;

            (iv) by Seller if any of the conditions set forth in Section 11.2 shall have become incapable of fulfillment and shall not have been waived by Seller;

            (v) by Buyer if any of the conditions set forth in Section 11.1 shall have become incapable of fulfillment and shall not have been waived by Buyer;

            (vi) by Buyer pursuant to Section 18.1;

            (vii) by Buyer upon a breach in any material respect of any representation, warranty, covenant or agreement hereunder by Seller unless

      (x) such breach is capable of being cured, (y) Seller diligently seeks to cure such breach and (z) such breach is cured prior to the Closing Date; and

            (viii) by Seller upon a breach in any material respect of any representation, warranty, covenant or agreement hereunder by Buyer unless
      (x) such breach is capable of being cured, (y) Buyer diligently seeks to cure such breach and (z) such breach is cured prior to the Closing Date.

provided, however, that the party seeking termination (except pursuant to clause
(i)) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

      SECTION 16.2 Effect of Termination. Except as set forth in this Section
16.2 or in Section 16.3, if this Agreement is terminated as permitted by Section 16.1, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement and the Deposit, together with any interest or other payments made thereon during the Escrow, shall be irrevocably returned to Buyer by the Escrowee within two (2) Business Days of such termination. If a termination shall result from the willful failure of either party to fulfill a condition to the performance of the obligations of the other party, failure to perform a covenant of this Agreement or breach by either party to this Agreement of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Losses incurred or suffered by the other party as a result of such failure or breach.

      SECTION 16.3 Liquidated Damages.

            (a) BECAUSE OF THE MAGNITUDE AND THE UNIQUE NATURE OF THE ASSETS, THE PARTIES ACKNOWLEDGE THAT SELLER'S DAMAGES IN THE EVENT OF BUYER'S FAILURE TO CONSUMMATE THE CLOSING IN ACCORDANCE WITH BUYER'S OBLIGATIONS HEREUNDER

WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL OF ASCERTAINMENT. BUYER AND SELLER HAVE EXPRESSLY NEGOTIATED THIS PROVISION, AND HAVE AGREED THAT IN LIGHT OF THE CIRCUMSTANCES EXISTING AT THE TIME OF EXECUTION OF THIS AGREEMENT, AN AMOUNT EQUAL TO THE DEPOSIT, TOGETHER WITH INTEREST AND OTHER PAYMENTS MADE THEREON DURING THE PERIOD OF ESCROW, REPRESENTS A REASONABLE ESTIMATE OF THE HARM LIKELY TO BE SUFFERED BY SELLER IN THE EVENT THAT THE NEVADA GAMING AUTHORITIES DENY BUYER A GAMING LICENSE TO OPERATE THE BUSINESS AS CURRENTLY CONDUCTED UP BY A FINAL NON-APPEALABLE DECISION, THAT SELLER'S ACTUAL DAMAGES MIGHT WELL EXCEED THE AMOUNT OF THE DEPOSIT, BUT THAT PROOF OF ACTUAL DAMAGES WOULD BE COSTLY OR IMPRACTICAL. ACCORDINGLY, IN THE EVENT THAT THE NEVADA GAMING AUTHORITIES DENY BUYER A GAMING LICENSE TO OPERATE THE BUSINESS AS CURRENTLY CONDUCTED BY A FINAL NON-APPEALABLE DECISION, THEN SELLER SHALL BE ENTITLED TO RECEIVE THE DEPOSIT (TOGETHER WITH SUCH INTEREST AND OTHER PAYMENTS) FROM ESCROWEE AS ITS SOLE REMEDY AND AS LIQUIDATED DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT IMPAIR OR LIMIT ANY REMEDY OF SELLER FOR ANY BREACH OF THIS AGREEMENT BY SUN OR BUYER.

            (b) Notwithstanding the foregoing, Seller's agreement to accept the Deposit (together with interest and other payments made thereon during the period of Escrow) as liquidated damages pursuant to Section 16.3(a) for failure of the Nevada Gaming Authorities to grant Buyer a Gaming License to operate the Business as currently conducted by a final and non-appealable decision is expressly conditioned on Buyer's full cooperation and that Buyer refrain from obstructing or interfering in any way with Seller's exercise of such remedies and execute a release in form reasonably satisfactory to Seller's counsel of any and all claims against Starwood, ITT, Sheraton, SGC, SDIC and the Assets within three (3) Business Days of Seller's demand therefor. In the event Buyer shall fail or refuse so to cooperate with Seller in the termination of this Agreement, the cancellation of Escrow, the payment of liquidated damages and the execution and delivery of the foregoing described release in favor of Seller and its affiliates, then Seller may elect to pursue any and all remedies available to it at law or in equity. In the event of an action commenced by Seller or Buyer over disposition of the Deposit or money damages asserted by Buyer for Seller's alleged breach of this Agreement, the prevailing party shall be entitled to recover, in addition to its costs of enforcement, including attorneys' and consultants' fees, interest at ten (10%) percent per annum on the sum ultimately recovered, calculated from the expiration of said three (3) Business Days, and inclusive of interest earned on the Deposit from and after said date.

            (c) The parties acknowledge that, subject to the provisions of
Section 16.3(b), Buyer has the right to seek both money damages and specific performance in the event of Seller's breach of this Agreement.

            (d) In the event of Buyer's failure to timely consummate the Closing, other than by reason of a failure of a Buyer's Closing Condition, time being of the strictest essence of each and every provision hereof, Seller shall be entitled to pursue any and all remedies available to it at law or in equity (including retention of the Deposit).

      SECTION 16.4 Survival. The provisions of Sections 5.1(a), 20.5, 20.6, 20.12, 20.16 and Sections 16.2 and 16.3 shall survive any termination hereof pursuant to Section 16.1.

                                  ARTICLE XVII

                         Collection of Chips and Tokens;
                            Baggage and Safe Deposits

      SECTION 17.1 Collection of Chips and Tokens. Buyer shall redeem, as Seller's agent but without any liability therefor, any chips or tokens, racebook and keno tickets (from any series in use as of or prior to the Transfer Time) of Seller relating to the use and operation of the Business, which are presented by patrons of the Business or Buyer for payment within the applicable Nevada statutory time periods for such redemptions. Seller's chips and tokens, racebook and keno tickets, to the extent redeemed by Buyer during such statutory periods, shall be redeemed as often as weekly by Seller, upon delivery to Seller of such Seller's chips, tokens, racebook and keno tickets redeemed. Seller agrees to make arrangements for the additional redemption of its chips, tokens and wagers as required by Nevada law.

      SECTION 17.2 Baggage. At the Transfer Time an authorized representative of Seller shall perform the following functions for all baggage, trunks and other property that was checked and placed in the care of Seller: (i) seal all pieces of baggage with tape; (ii) prepare an inventory ("Inventoried Baggage") of such items indicating the check number applicable thereto; and (iii) deliver the Inventoried Baggage to an authorized representative of Buyer and secure a receipt for the Inventoried Baggage. Thereafter, Buyer shall be responsible for such Inventoried Baggage.

      SECTION 17.3 Safe Deposits. Safe deposit boxes in use by customers at the Transfer Time will be sealed in a reasonable manner mutually agreeable to Buyer and Seller. At the Transfer Time, Seller and Buyer shall designate in writing their initial safe deposit representatives. Representatives of both Buyer and Seller are to be present when a seal is broken. Seller will have no further responsibility for seals broken without the presence of Seller's representative. Buyer will have no responsibility for loss or theft from a safe deposit box whose seal was broken in the presence of Seller's representative. Seller will make a representative available within one hour after Buyer notifies a person or persons whom Seller will from time to time designate. All safe deposit keys, combinations and records shall be delivered at the Transfer Time to Buyer.

      SECTION 17.4 Valet Parking. At the Transfer Time, an authorized representative of Seller shall perform the following functions for all motor vehicles that were checked and placed in the care of Seller: (i) mark all motor vehicles with a sticker or tape; (ii) prepare an inventory ("Inventoried Vehicles") of such items indicating the check number applicable thereto; and
(iii) transfer control of the Inventoried Vehicles to an authorized representative of Buyer and secure a receipt for the Inventoried Vehicles. Thereafter, Buyer shall be responsible for the Inventoried Vehicles.

                                  ARTICLE XVIII

                  Loss by Fire or Other Casualty; Condemnation

      SECTION 18.1 Fire or Other Casualty; Condemnation. In the event that prior to the Closing Date, a Material Portion of the Assets is destroyed or suffers Material Damage, or if condemnation proceedings are commenced against all or a Material Portion of the Business Premises, Seller shall promptly give Buyer written notice of the occurrence of such damage, destruction or condemnation proceeding. Buyer shall then have the right, exercisable by giving notice of such decision to Seller within 10 Business Days after receiving such written notice from Seller of such damage, destruction or condemnation proceedings, to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder and the Deposit, together with interest thereon in Escrow, shall be returned to Buyer. If Buyer elects within such 10 Business Day period to accept the Assets in their then condition, all proceeds of insurance (other than any business interruption insurance), after deducting all reasonable expenses of Seller in repairing such damage, if any, or Seller's share of any such condemnation awards (but exclusive of awards for business interruption) shall be paid or assigned to Buyer at the Closing with no reduction in the Purchase Price. In the event that, after the Effective Date, there is damage to the Assets which does not constitute Material Damage, Buyer shall not have the right to terminate the Agreement by reason thereof and Seller will promptly repair or replace the affected Assets at Seller's expense prior to or within a reasonable time after the Closing Date or pay Buyer the cost of such repair or replacement as determined below. Seller shall give Buyer written notice within 15 Business Days of the occurrence of any such non-Material Damage and of Seller's election to repair or replace the affected Assets as provided above or to pay Buyer the cost of such repair or replacement. If Seller does not deliver the notice described above within such 15 Business Day period, Seller shall be deemed to have elected to pay Buyer the cost of any such repair or replacement. Any payment from Seller for the cost of the repair or replacement shall be determined based on bids or other advice from one or more qualified contractors, architects or engineers reasonably acceptable to Seller. Any such payment from Seller shall be made within 10 days after the determination of the amount of such payment. In the event of condemnation which is not of all or a Material Portion of the Business Premises, Buyer shall not have the right to terminate this Agreement by reason thereof and all condemnation awards payable to Seller by reason thereof shall be paid or assigned to Buyer at the Closing with no reduction in the Purchase Price. This Article XVIII is intended as an express provision with respect to destruction and condemnation which supersedes the provisions of the Nevada Uniform Vendor and Purchaser Risk Act NRS Section
113.030 et seq.

                                   ARTICLE XIX

                      Employee and Employee Benefit Matters

      SECTION 19.1 Salaries and Benefits. SDIC shall pay, or cause to be paid, on or before the Transfer Time in accordance with applicable law, all salaries, wages and related payroll expenses (including payroll taxes, social security and unemployment compensation taxes) and employee benefits of employees or labor, vacation pay and sick pay which has accrued for the period ending at the Transfer Time, to all employees of the Business; provided that with the consent of any applicable labor union representing Union Employees, Union Employees may be permitted to carry forward such accrued vacation or sick pay, to be paid by Buyer, the amount of such accrued items as of the Transfer Time to be included as a payable in the calculation of Closing Working Capital pursuant to Section
4.4. Subject to the second immediately following sentence, Buyer shall offer employment on substantially the same terms (except that all such offers shall be for at-will employment) to all current employees of the Business (including employees who are on an approved leave of absence as of the Transfer Time). Unless otherwise required by law or pursuant to the terms of any Collective Bargaining Agreement, Buyer may condition any offer of employment to any employees of the Business who are on an approved leave of absence as of the Transfer Time upon their presenting themselves to Buyer for employment within six months following the Transfer Time. All such offers of employment shall be made (i) in accordance with all applicable laws and regulations, and (ii) for Union Employees, in accordance with the terms of each applicable collective bargaining agreement pertaining to such Union Employees (each a "Collective Bargaining Agreement"). All employees of the Business shall cease to be employees of Seller or its affiliates as of the Transfer Time, and their period of employment by Buyer shall begin as of the Transfer Time or, if later, the date that such employees present themselves to Buyer for employment if they are not actively employed as of the Transfer Time. With regard to Union Employees, Buyer shall (i) recognize each labor union representing Union Employees as their exclusive bargaining representative, (ii) assume, and become party to and bound by the terms and conditions of, each Collective Bargaining Agreement until its respective expiration date, (iii) comply with its legal obligations under Federal labor law with regard to Union Employees, and (iv) treat service with Seller prior to the Transfer Time in the same manner as such service has been recognized by Seller for purposes of determining seniority rights and benefits under the Collective Bargaining Agreement (except where recognition of such service by Buyer would result in a duplication of benefits provided). Seller covenants and agrees to indemnify and hold Buyer harmless from and against any and all claims, damages, and liabilities arising from or in connection with (a) any matters involving the Business' employees, (b) any claims by employees of SDIC, for wages, vacation and/or sick pay, other benefits, and all claims, liabilities and rights of such employees, (c) and any claims for violation of agreements with unions in all cases which arise from SDIC's employment of such employees, or from acts or omissions, or in connection with events occurring on or prior to the Transfer Time. Buyer covenants and agrees to indemnify and hold Starwood, ITT Sheraton, SGC, SDIC and their respective affiliates similarly harmless from all such matters described in the preceding sentence in all cases which arise from Buyer's employment of such employees, agreements with unions, acts or omissions, or in connection with events occurring after the Transfer Time.

      SECTION 19.2 Multiemployer Plan. With respect to each Multiemployer Plan (as defined below), after the Closing:

      (a) Buyer will be obligated to make contributions to the Multiemployer Plans (as defined below) in accordance with all collective bargaining agreements relating thereto and shall contribute to each such Multiemployer Plan with respect to such operations for substantially the same number of contribution base units for which SDIC has an obligation to contribute to such Multiemployer Plan.

      For purposes of this Agreement, the "Multiemployer Plans" shall mean, collectively: (i) the Teamsters Security Fund for Southern Nevada; (ii) the Western Conference of Teamsters Pension Trust Fund; (iii) the Hotel Employees and Restaurant Employees International Union Welfare Fund; (iv) the Southern Nevada Culinary Workers and Bartenders Pension Plan Trust Agreement; (v) the Operating Engineers Local 501 Security Fund; (vi) the Central Pension Fund of the International Union of Operating Engineers and Participating Employers;
(vii) the Hotel Employees and Restaurant Employees International Union Welfare Fund; (viii) the American Federation of Musicians' and Employers' Pension Fund;
(ix) the Electrical Workers Health and Welfare Trust Fund; (x) the National Employees Benefit Board; (xi) the Nevada Resort Association-I.A.T.S.E. Local 720 Pension Trust; (xi) the Nevada Resort Association-I.A.T.S.E. Local 720 Apprentice and Journeyman Training and Education Trust; (xii) the Nevada Resort Association-I.A.T.S.E. Local 720 Disability Trust; (xiii) the Carpenters Health and Welfare Trust Fund; (xiv) the Construction Industry and Carpenters Joint Pension Trust Fund; (xv) the Painters' Trust (welfare fund); and (xvi) the I.B.P.A.T. Union and Industry National Pension Fund.

      (b) Unless and until a variance or exemption is obtained in accordance with section 4204(c) of the Employee Retirement Income Security Act of 1974, as amended

("ERISA"), Buyer will provide to each Multiemployer Plan, for a period of five plan years commencing with the first plan year beginning after the Closing, a bond issued by a corporate surety company that is an acceptable surety for purposes of section 412 of ERISA, or an amount held in escrow by a bank or similar financial institution satisfactory to the Multiemployer Plan, or such other security as may be permitted under section 4204(a)(1)(B) of ERISA or regulations thereunder, in an amount equal to the greater of:

            (i) the average annual contribution required to be made by SDIC to each Multiemployer Plan with respect to the operations thereunder for the three plan years preceding the plan year in which the Closing occurs, or

            (ii) the annual contribution that SDIC was required to make with respect to the operations under each Multiemployer Plan for the last plan year before the plan year in which the Closing occurs, which bond or escrow shall be paid to any such Multiemployer Plan if Buyer withdraws from such Multiemployer Plan, or fails to make a contribution to such Multiemployer Plan when due, at any time during the first five plan years beginning after the Closing.

      (c) If Buyer withdraws from any Multiemployer Plan in a complete withdrawal or a partial withdrawal with respect to the union employees within the period referred to in the preceding subsection 19.2(b), SDIC agrees to be secondarily liable for any withdrawal liability SDIC would have had at the Closing Date to such Multiemployer Plan, but for the application of section 4204 of ERISA, if the withdrawal liability of Buyer with respect to such Multiemployer Plan is not paid.

      (d) Buyer shall indemnify and hold SDIC harmless from, against and in respect of (and shall on demand reimburse SDIC for) the amount of any secondary liability incurred by SDIC under section 4204 of ERISA which is in excess of 50% of the potential withdrawal liability of SDIC determined as of the Closing, such determination to be made on a plan-by-plan basis; provided, however, that if withdrawal liability is triggered by reason of Buyer's failure to comply with any provision of the preceding Sections 19.2(a) or (b) (it being understood that any withdrawal by Buyer from any Multiemployer Plan shall not be deemed such a failure to comply), Buyer's indemnification of SDIC shall be without limitation for any such secondary liability.

      (e) In the event of a subsequent sale of Assets by Buyer during the five-year period referenced in Section 19.2(b), Buyer agrees to use its reasonable best efforts to comply with the provisions of section 4204(a)(1) of ERISA if such sale of Assets would trigger secondary liability on Buyer.

      (f) If SDIC is liquidated before the end of the first five plan years beginning after Closing, then, except as may otherwise be required by law, SDIC shall provide a bond, an amount in escrow or such other security as may be permitted under section 4204(a)(1)(B) of ERISA or regulations thereunder, equal to the present value of the withdrawal liability SDIC or its affiliates would have had but for the application of section 4204 of ERISA, which bond, amount in escrow or other security may be applied toward the satisfaction of SDIC's secondary liability described in subsection 19.2(c) hereof.

      (g) Buyer agrees to provide SDIC with reasonable advance notice of any action or event which could result in the imposition of withdrawal liability contemplated by this Section 19.2 and in any event Buyer shall immediately furnish SDIC with a copy of any notice of withdrawal liability it may receive with respect to the Multiemployer Plan, together with all the pertinent details. In the event that any such withdrawal liability shall be assessed against Buyer, Buyer further agrees to provide SDIC with reasonable advance notice of any intention on the part of Buyer not to make full payment of any withdrawal liability when the same shall become due.

                                   ARTICLE XX

                                 Miscellaneous

      SECTION 20.1 Entire Agreement. This Agreement (and the Schedules and Exhibits), the Timeshare Joint Venture Agreement and the Marketing Alliance Agreement shall be deemed to be the complete and entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, understandings or other agreements or statements between the parties and/or their representatives.

      SECTION 20.2 Notices. All notices required, permitted or given pursuant to the provisions of this Agreement shall be made in writing, and either (a) hand delivered, (b) delivered by certified mail, postage prepaid, return receipt requested or by reputable overnight courier, (c) delivered by an overnight delivery service or (d) delivered by facsimile machine followed within 24 hours by transmittal under option (a), (b) or (c) above addressed as follows:

      If to Parents or Seller:

      In care of Starwood Hotels & Resorts Worldwide,
      Inc.
      777 Westchester Avenue
      White Plains, New York 10604
      Attention: General Counsel
      Fax No.: (914) 640-8260

      with a copy to:

      Sidley & Austin
      555 West Fifth Street
      Los Angeles, California  90013-1010
      Attention: Marc I. Hayutin, Esq.
      Fax No.:  (213) 896-6600

      If to SUN or Buyer:

      Sun International Hotels Limited
      Atlantis -- Executive Offices

      Coral Towers
      Nassau, The Bahamas
      Attention:  Charles A. Adamo
      Fax No.:  (242) 363-4581

      with a copy to:

      Cravath, Swaine & Moore
      825 Eighth Avenue
      New York, NY 10019
      Attention:  Kevin J. Grehan, Esq.
      Fax No.: (212) 474-3700

      Notices shall be deemed delivered (i) on the date that is three calendar days after the notice is deposited in the U.S. mail, if sent by certified mail (one business day in the case of overnight courier service), return receipt requested, (ii) on the date the hand delivery is made, if hand delivered, (iii) on the date the transmission is made, if delivered by facsimile machine and delivery is confirmed, and followed with notice by mail, or (iv) on the date that the notice is delivered by an overnight delivery service, if given by an overnight delivery service. The addressee given above may be changed by any party by notice given in the manner provided herein.

      SECTION 20.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (REGARDLESS OF THE LAWS THAT MAY OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF
LAW).

      SECTION 20.4 Successors and Assigns. Neither Buyer nor Seller may assign this Agreement or any interest herein (by operation of law or otherwise) to any other person without the prior written consent of the other party hereto. All the terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment or transfer permitted hereunder shall relieve any such assignor or transferor of any of its obligations hereunder and any assignee or transferee shall assume in writing (which writing shall be in form reasonably satisfactory to Seller and Buyer) all of the undertakings of assignor or transferor under this Agreement.

      SECTION 20.5 Closing Costs. Seller and Buyer shall each bear their respective costs of negotiating and completing this transaction, including attorneys' and accountants' fees. The fees charged by Escrowee, and any and all survey, title and recording fees, real and personal property transfer fees, documentary Taxes or fees, and the costs of all premiums with respect to the Title Policies in accordance with Section 8.1 shall be paid one-half by Seller and one-half by Buyer, except that the costs of any ALTA endorsements or extended coverage premiums shall be borne solely by Buyer. Seller and Buyer, on or before the Closing Date, shall each deposit with Escrowee in immediately available funds on or prior to the Closing Date an amount sufficient to cover each party's costs set forth herein.

      SECTION 20.6 Attorneys' Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

      SECTION 20.7 Amendments. This Agreement shall not be modified except by an instrument in writing signed by the parties hereto.

      SECTION 20.8 Further Assurances. From time to time, at the request and expense of the requesting party, whether prior to, at or after the Closing, each party agrees to and shall execute and deliver such further instruments and take such other action as the requesting party may reasonably request in order to effectuate the transactions set forth herein.

      SECTION 20.9 Headings. All of the Article and Section headings herein are inserted for convenience only and shall have no meaning for purposes of this Agreement.

      SECTION 20.10 Non-Waiver. No delay or omission or exercise of a right or remedy accruing to Seller on any breach or default by Buyer shall impair any such right or remedy, and the same shall not be construed to be a waiver of any such breach or default. No delay or omission in the exercise of a right or remedy accruing to Buyer on any breach or default by Seller shall impair any such right or remedy, and the same shall not be construed to be a waiver of any such breach or default. Any waiver must be in writing and executed by all the parties hereto and shall be effective only the extent specifically allowed by such writing.

      SECTION 20.11 No Third Party Benefitted. Except as provided in Section 15.2, no term or provision of this Agreement is intended to be, nor shall any term or provision of this Agreement be, for the benefit of any person or entity not a party hereto, and no such other person or entity shall have any right or cause of action hereunder.

      SECTION 20.12 Publicity; No Recordation. Between the Effective Date and the Closing Date (or earlier termination of this Agreement), the parties shall consult with one another and coordinate the issuance of any press release or similar public announcement or communication in respect of the initial execution of this Agreement and any material new development relating to the performance of this Agreement or the transactions contemplated hereby; provided, however, that (i) the contents of the initial press release announcing the Agreement and the transactions hereby shall be agreed by the parties and (ii) no party shall be restrained, after consultation with the other, from making such disclosure as it shall be advised by counsel it is required by law (whether the laws of the United States or another country) or by the applicable regulations of any stock exchange to make. Buyer and Seller agree that neither this Agreement nor any memorandum hereof shall be recorded.

      SECTION 20.13 Counterparts. This Agreement may be executed in any number of counterparts, which when so executed and delivered shall be deemed an original, and such counterparts shall constitute one and the same Agreement.

      SECTION 20.14 Severability. The invalidity or unenforceability of any one or more of the provisions of this Agreement or the Schedules hereto (or any portion thereof) shall not affect the validity or enforceability of any of the other provisions hereof (or the remaining portion thereof).

      SECTION 20.15 Exhibits and Schedules. Any Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein, and any matter disclosed in one Schedule hereto shall be deemed incorporated by reference into each other Schedule hereto and disclosed in each such Schedule.

      SECTION 20.16 Finder's Fees. Each of Seller and Buyer agrees to indemnify, defend (with counsel reasonably satisfactory to the other party), and hold the other party and its successors and assigns and their respective directors, officers, affiliates, representatives, stockholders, employees and agents harmless from and against any and all claims, loss, cost, damage and expense, including reasonable attorneys' fees and expenses arising from, by reason of or in connection with any claim for or entitlement to any fee, commission, compensation or reimbursement for brokerage, finders, advisers or similar services by any person, firm or entity claiming by, through or under Seller or Buyer, as applicable, or any officer, director, agent or affiliate of Seller or Buyer, as applicable.

      SECTION 20.17 Cooperation. Each party acknowledges that the other may be a party to audits, investigations and other proceedings following the Closing which relate to the Business or the Assets, and agrees to reasonably cooperate with such other party in connection with such proceedings.

      SECTION 20.18 Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District

Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto agrees, to the extent permitted under applicable rules of procedure, to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York, or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any court of the Supreme Court of the State of New York, New York County. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 20.2 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 20.18. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

      IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.


                            SHERATON DESERT INN CORPORATION,


                              By:  ______________________________
                              Name:
                              Title:


                              STARWOOD HOTELS AND RESORTS

                              WORLDWIDE, INC.,


                              By:  ______________________________
                              Name:
                              Title:


                            SHERATON GAMING CORPORATION,

                              By:  ______________________________
                              Name:
                              Title:


                            SUN INTERNATIONAL HOTELS LIMITED,


                              By:  ______________________________
                              Name:
                              Title:


                            SUN INTERNATIONAL NEVADA, INC.,


                              By:  ______________________________
                              Name:
                              Title:


                                 Execution Copy

                                EXHIBIT 10.6(b)-1

                        Timeshare Joint Venture Agreement


Parties:                Buyer and an affiliate of Starwood.

General:                Buyer and an affiliate of Starwood shall enter into a
                  50/50 joint venture (the "Joint Venture") pursuant to which they will agree to use their best efforts to develop, manage, market and sell at least 350 timeshare units to be located on The Desert Inn Golf Club (the "Golf Course") (or the perimeter thereof) and to be affiliated with The Desert Inn Resort and Casino (the "Desert Inn", and, together with the Golf Course, the "Property"). The Joint Venture will be responsible for all costs relating to the development of timeshare units, including the cost to acquire homes or homesites on the perimeter of the Golf Course. Capital will be contributed, and profits will be distributed, on a 50/50 basis.

Land:                   Buyer agrees to contribute up to six acres of land on
                  the perimeter of the Golf Course (as it shall reasonably deem appropriate) available for contribution to the Joint Venture at a value of $750,000 per acre.

                  Starwood, (i) in consultation with Buyer, may in advance of the Closing under the Asset and Land Purchase Agreement, acquire additional lots on the perimeter of the Golf Course in preparation for the timeshare project, and (ii) with Buyer's approval, may commence trading of Country Club Lane lots (#70-84) for perimeter lots, acquisition of options to purchase lots, preparation of concept designs and proposed subdivision maps, filing of proposed maps and potential litigation with homeowners.

                  At the time of formation of the Timeshare Joint Venture, Starwood shall contribute such additional lots, rights, designs and maps, and shall be credited with its costs plus interest at the Applicable Interest Rate as defined in clause
                  (i) of the definition thereof set forth in Section 4.1(a) of the Asset and Land Purchase Agreement.

Governance:             All major decisions of the Joint Venture, including the
                  selection of a location for the timeshare units, will be subject to the reasonable approval of both parties.

Term; Right of
First Offer:            The Joint Venture will be given a 5 year (from Closing
                  under the Asset and Land Purchase Agreement) exclusive right to develop timeshare units on the Property. After the expiration of the 5 year exclusive period and provided the Joint Venture has met certain minimum performance standards, the Joint Venture will have a right of first offer to develop additional timeshare units on the Property.

Timeshare
Expertise:              Within twelve (12) months after the date of the Asset
                  and Land Purchase Agreement Starwood must as a condition to the formation or continuance of the Joint Venture, demonstrate to the reasonable satisfaction of Buyer that it has the expertise in timeshare sales and marketing and administration required by the Joint Venture. Such expertise shall be deemed to be demonstrated conclusively if Starwood or its affiliates provide sales, marketing and administrative services to, or has management with experience sufficient to operate, a timeshare project at the Phoenician Hotel in Scottsdale, AZ and at least 2 separate timeshare projects of at least, 200 units each.

Liquidated
Damages:                Buyer will use commercially reasonable efforts to effect
                  the timeshare development. If the Joint Venture is precluded by Buyer from commencing "substantial timeshare development activities" during the 5 year exclusive right period (other than by reason of Starwood's default under the Joint Venture agreement) Buyer shall pay to Starwood the sum of $15,000,000, plus Starwood's costs to date of the Joint Venture. Such liquidated damages will not be payable if Buyer has used its commercially reasonable efforts to effect the timeshare development. Buyer agrees not to engage in any other timeshare development on the Property for two (2) years following the date of any payment of such liquidated damages to Seller.

Services:               Buyer or its affiliates will provide certain development
                  and hospitality services to the Joint Venture, and Starwood or its affiliates will provide certain sales and marketing and administrative services to the Joint Venture. In all cases these services will be provided for reasonable and customary fees as agreed by the parties.

Paradise Island:        Buyer and Starwood also agree to explore in good faith
                  the possibility of an arrangement on terms similar to the Joint Venture (except for land contribution values) for the development of timeshare units on the eastern end of Paradise Island under the St. Regis brand or at another location on Paradise Island under the Westin brand.


                                 Execution Copy

                                EXHIBIT 10.6(b)-2

                        Golf Course Management Agreement


Parties:                SDIC and affiliate of Starwood (the "Starwood
                  Affiliate").

General:                Starwood Affiliate shall operate and manage The Desert
                  Inn Golf Club and Proshop (the "Golf Course").

Term:                   The agreement shall be for a term
                  commencing on execution, and continuing for 5 years from Closing under the Asset and Land Purchase Agreement (with customary "for cause" termination rights), and provide for an annual fee and incentive fees from Golf Course operations over an agreed upon base case performance.

                  Buyer or the Starwood Affiliate may terminate the agreement effective as of the Closing Date under the Asset and Land Purchase Agreement at no cost; provided, that, if Buyer shall so terminate the agreement, Buyer shall grant such Starwood Affiliate a one-time right of first offer with respect to management of the Golf Course.


                                 Execution Copy

                                EXHIBIT 10.6(b)-3

                          Marketing Alliance Agreement

      The parties recognize that there may be certain restrictions and technical limitations with respect to the provisions of services described herein and agree to work together in good faith to implement the provisions of this Exhibit as nearly as practicable in light of any such restrictions and limitations.


Parties:                Buyer and Starwood (or their appropriate affiliates).

Term:                   5 years from execution thereof as
                  provided in Section 10.6 of the Asset and Land Purchase Agreement.

General:                The Atlantis Resort and the Ocean Club and, after the
                  Closing under the Asset and Land Purchase Agreement, The Desert Inn Hotel and Casino or other property developed on the Desert Inn Property (the "Desert Inn"), shall participate in Starwood's marketing and reservation system for a fee of 2.9% of gross room revenues paid by guests booked through the reservation system, and Starwood shall provide such properties with marketing and reservation services similar to comparable properties that participate in Starwood's marketing and reservations program. Buyer shall reimburse Starwood for customary out-of-pocket expenses incurred by Starwood in connection with such services, such as travel agent commissions and other customary third party charges and reimbursed costs.

Exclusivity:            Starwood shall also include the Ocean Club and the
                  Desert Inn within its Starwood portfolio of luxury properties and the Atlantis Resort within a portfolio of properties to be agreed.

                  Starwood and its affiliates will agree not to enter into any marketing alliance agreement on the Las Vegas "strip" effective from and after the Closing under the Asset and Land Purchase Agreement during the term of the agreement.

Starwood
Preferred
Guest Program:          Notwithstanding the foregoing, Starwood may enter into
                  such agreement with (i) respect to the Caesar's Palace property so long as such agreement does not extend past the date the Desert Inn has at least 2,000 rooms (the" Expanded DI Date") or (ii) a person in which it holds, directly or indirectly, a 20% greater equity interest. Prior to the Expanded DI Date, Starwood may place group bookings and business at other hotels to the extent the Desert Inn is not capable of accommodating such groups.

      Buyer agrees to distribute Starwood's "Preferred Guest" program information at the Desert Inn, the Atlantis Resort and the Ocean Club.

                  Starwood shall continue to award points to its "Preferred Guest" program participants for stays at the Desert Inn, and as soon as practicable after the Effective Date under the Asset and Land Purchase Agreement, will award such points for stays at the Atlantis Resort and the Ocean Club at no cost to Buyer. The parties will discuss arrangements relating to the award of airline miles for stays at the properties.

                  As soon as practicable after the Effective Date under the Asset and Land Purchase Agreement, Starwood's "Preferred Guest" program participants shall be entitled to redeem points for nights at the Atlantis Resort. Buyer shall be paid for each such night as follows: (i) if the resort's occupancy rate on such night was 80% or greater, Buyer shall be paid an amount equal to its average cash paid room rate in effect for such night; and (ii) if the resort's occupancy rate on such night was less than 80%, Buyer shall be paid $150 (with increases thereto pro rata with increases in the resort's average room rates over time).

                  There will be a similar program at Ocean Club and Desert Inn. Rates and occupancy hurdles for Ocean Club and Desert Inn to be agreed.

Internet:               Buyer and its affiliates shall be provided with an
                  Internet "Hot Link" on Starwood's web site at no charge, and Starwood and its affiliates shall be provided with an Internet "Hot Link" on SUN's web site at no charge.